Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:	Chapter 11 Case No.

Lehman Brothers Holdings Inc., et al.,	08-13555 (JMP) Jointly Administered

Debtors.

BALANCE SHEETS

AS OF SEPTEMBER 30, 2012

MANAGEMENT’S DISCUSSION AND ANALYSIS

AND ACCOMPANYING SCHEDULES

DEBTORS’ ADDRESS:	LEHMAN BROTHERS HOLDINGS INC. c/o WILLIAM J. FOX 1271 AVENUE OF THE AMERICAS 40th FLOOR NEW YORK, NY 10020

DEBTORS’ ATTORNEYS:	WEIL, GOTSHAL & MANGES LLP c/o HARVEY R. MILLER, LORI R. FIFE 767 FIFTH AVENUE NEW YORK, NY 10153

REPORT PREPARER:	LEHMAN BROTHERS HOLDINGS INC., AS PLAN ADMINISTRATOR

Date: December 28, 2012

Indicate if this is an amended statement by checking here:        AMENDED STATEMENT

TABLE OF CONTENTS

Schedule of Debtors	3

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities
Notes to the Balance Sheets	4
Balance Sheets	15
Management’s Discussion and Analysis:	18
1. Introductory Notes	19
2. Highlights	20
3. Investments and Expenditures	23
4. Asset Sales, Restructurings and Other	24
5. Claims Update	26
6. Litigation Update	28
7. Costs and Expenses	31
8. Appendix A – Glossary of Terms	32

Accompanying Schedules:
Financial Instruments Summary and Activity	33
Commercial Real Estate — By Product Type	34
Commercial Real Estate — By Property Type and Region	35
Loan Portfolio by Maturity Date and Residential Real Estate	36
Private Equity / Principal Investments by Legal Entity and Product Type	37
Derivatives Assets and Liabilities	38
Unfunded Lending and Private Equity / Principal Investments Commitments	39

SCHEDULE OF DEBTORS

The following entities (the “Debtors”) filed for bankruptcy in the United States Bankruptcy Court for Southern District of New York (the “Bankruptcy Court”). On December 6, 2011, the Bankruptcy Court confirmed the modified Third Amended Joint Chapter 11 Plan for Lehman Brothers Holdings Inc. and its Affiliated Debtors (the “Plan”). On March 6, 2012, the “Effective Date” (as defined in the Plan) occurred. The Debtors’ Chapter 11 cases remain open as of the date hereof.

	Case No.	Date Filed
Lehman Brothers Holdings Inc. (“LBHI”)	08-13555	9/15/2008
LB 745 LLC	08-13600	9/16/2008
PAMI Statler Arms LLC	08-13664	9/23/2008
Lehman Brothers Commodity Services Inc. (“LBCS”)	08-13885	10/3/2008
Lehman Brothers Special Financing Inc. (“LBSF”)	08-13888	10/3/2008
Lehman Brothers OTC Derivatives Inc. (“LOTC”)	08-13893	10/3/2008
Lehman Brothers Derivative Products Inc. (“LBDP”)	08-13899	10/5/2008
Lehman Commercial Paper Inc. (“LCPI”)	08-13900	10/5/2008
Lehman Brothers Commercial Corporation (“LBCC”)	08-13901	10/5/2008
Lehman Brothers Financial Products Inc. (“LBFP”)	08-13902	10/5/2008
Lehman Scottish Finance L.P.	08-13904	10/5/2008
CES Aviation LLC	08-13905	10/5/2008
CES Aviation V LLC	08-13906	10/5/2008
CES Aviation IX LLC	08-13907	10/5/2008
East Dover Limited	08-13908	10/5/2008
Luxembourg Residential Properties Loan Finance S.a.r.l	09-10108	1/7/2009
BNC Mortgage LLC	09-10137	1/9/2009
LB Rose Ranch LLC	09-10560	2/9/2009
Structured Asset Securities Corporation	09-10558	2/9/2009
LB 2080 Kalakaua Owners LLC	09-12516	4/23/2009
Merit LLC (“Merit”)	09-17331	12/14/2009
LB Somerset LLC (“LBS”)	09-17503	12/22/2009
LB Preferred Somerset LLC (“LBPS”)	09-17505	12/22/2009

The Company has established an email address to receive questions from readers regarding this presentation. The Company plans to review questions received and for those subjects which the Company determines a response would not (i) violate a confidentiality provision, (ii) place the Company in a competitive or negotiation disadvantage, or (iii) be unduly burdensome, the Company shall endeavor to post a response (maintaining the anonymity of the question origination) on the Epiq website maintained for the Company, www.lehman-docket.com. The Company assumes no obligation to respond to e-mail inquiries. Please provide questions in clear language with document references, and email to QUESTIONS@lehmanholdings.com.

LEHMAN BROTHERS HOLDINGS INC. AND OTHER DEBTORS

AND DEBTOR-CONTROLLED ENTITIES

NOTES TO THE BALANCE SHEETS AS OF SEPTEMBER 30, 2012

(Unaudited)

Note 1 – Basis of Presentation

The information and data included in the Balance Sheets are derived from sources available to the Debtors and Debtor-Controlled Entities (collectively, the “Company”). Debtors and Debtor-Controlled Entities refer to those entities that are directly or indirectly controlled by LBHI, and exclude, among others, certain entities (such as Lehman Brothers Inc. (“LBI”), Lehman Brothers International (Europe) (“LBIE”) and Lehman Brothers Japan (“LBJ”)) under separate administrations in the U.S. or abroad, including proceedings under the Securities Investor Protection Act. LBHI (on September 15, 2008) and certain Other Debtors (on various dates, each referred to as the respective “Commencement Dates”) filed for protection under Chapter 11 of the Bankruptcy Code and are referred to herein as “Debtors”. The Debtors’ Chapter 11 cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure. Entities that have not filed for protection under Chapter 11 of the Bankruptcy Code are referred to herein as “Debtor-Controlled Entities”, though they may be a party to other proceedings, including among other things, foreign liquidations or other receiverships. The Company has prepared the Balance Sheets, as required by the Office of the United States Trustee, based on the information available to the Company at this time; however, such information may be incomplete and may be materially deficient. The Balance Sheets are not meant to be relied upon as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities. The Company reserves all rights to revise this report.

The Balance Sheets should be read in conjunction with previously filed 2012+ Cash Flow Estimates, Form 8-K reports as filed with the United States Securities and Exchange Commission (“SEC”) and other filings including the Plan and related Disclosure Statement (the “Disclosure Statement”), dated August 31, 2011, made after the Commencement Date as filed with various regulatory agencies or the Bankruptcy Court by LBHI, Other Debtors and Debtor-Controlled Entities. The 2012+ Cash Flow Estimates reflect the estimated realizable values which differ from the amounts recorded in the Balance Sheets and adjustments (including write-downs and write-offs) may be material and recorded in future Balance Sheets. The Balance Sheets are not prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The Balance Sheets as of September 30, 2012, the Management’s Discussion and Analysis and Accompanying Schedules (collectively, the “Balance Sheets”) do not reflect normal period-end adjustments that were generally recorded by the Company prior to the filing of the Chapter 11 cases upon review of major accounts as of the end of each quarterly and annual accounting period. The Balance Sheets do not include explanatory footnotes and other disclosures required under GAAP and are not presented in a GAAP-based SEC reporting format. Certain classifications utilized in the Balance Sheets differ from prior report classifications; accordingly amounts may not be comparable. Certain items presented in the Balance Sheets remain under continuing review by the Company and may be accounted for differently in future Balance Sheets. Accordingly, the financial information herein is subject to change and any such change may be material.

The Balance Sheets do not reflect certain off-balance sheet commitments, including, but not limited to, those relating to real estate and private equity partnerships, and other agreements, and contingencies made by the Company.

The Balance Sheets and the Notes to the Balance Sheets are not audited and will not be subject to audit or review by external auditors at any time in the future.

Note 2 – Use of Estimates

In preparing the Balance Sheets, the Company makes various estimates that affect reported amounts and disclosures. Broadly, those estimates are used in measuring fair values or expected recoverable amounts of certain financial instruments and other assets and establishing claims amounts and various reserves.

Estimates are based on available information and judgment. Therefore, actual results could differ from estimates and may have a material effect on the Balance Sheets and Notes thereto. As more information becomes available to the Company, including the outcome of various negotiations, litigation, etc., it is expected that estimates will be revised.

Note 3 – Cash and Short-Term Investments

The Company implemented a new investment policy in August 2012. Cash and short-term investments include demand deposits, interest-bearing deposits with banks, U.S. and foreign money-market funds, U.S. government obligations, U.S. government guaranteed securities, investment grade corporate bonds and commercial paper, and AAA-rated asset-backed securities secured by auto loans and credit card receivables. The majority of the short-term investments mature by December 31, 2013.

Note 4 – Cash and Short-Term Investments Pledged or Restricted

The following table summarizes the components of restricted cash as of September 30, 2012, including Reserves for Claims which are reflected after giving effect to the October 1, 2012 distribution to creditors:

	Debtors					Debtor- Controlled	Total Debtors and Debtor- Controlled
$ in millions	LBHI	LBSF	LCPI	Other	Total	Entities	Entities
Disputed unsecured claims	$2,010	$2,235	$64	$1,500	$5,809	$-	$5,809
Priority tax claims (1)	2,827	117	0	5	2,949	-	2,949
Distributions on Allowed Claims (not remitted) (2)	140	138	152	8	437	-	437
Secured, Admin, Priority Claims and Other (3)	1,548	71	69	32	1,719	-	1,719

Subtotal, Reserves for Claims	6,524	2,560	285	1,544	10,914	-	10,914

Cash pledged to JPMorgan (CDA) (4)	316	-	6	-	323	-	323
Citigroup and HSBC (5)	2,037	-	-	-	2,037	-	2,037
Woodlands and LB Bancorp (6)	-	-	-	-	-	541	541
Other (7)	230	76	48	31	385	111	497

Total	$9,107	$2,637	$340	$1,575	$13,659	$652	$14,311

Totals may not foot due to rounding.

(1)

On November 1, 2012, the Debtors settled an asserted $627 million priority tax claim by the City of New York for $113 million. Future Operating Reports will show the reduction of $627 million in restricted cash.

(2)

Represents distributions to creditors with Allowed Claims that were not paid related to the distributions on April 17, 2012 and on October 1, 2012. The $437 million is comprised of approximately $207 million related to claimants who failed to submit the proper taxpayer identification number forms and/or Office of Foreign Asset Control (“OFAC”) forms and approximately $230 million for distributions held pending resolution on various items described in settlement agreements with certain Non-Controlled Affiliates.

(3)

Represents (i) approximately $1.2 billion reserved at LBHI for a disputed claim of the Federal Home Loan Mortgage Corporation that was asserted with Priority status, (ii) post-petition intercompany payables of $172 million, (iii) secured claims of $90 million, (iv) administrative claims of $28 million, and (v) other administrative activities and other of $221 million.

(4)

Represents $323 million of cash deposited into accounts by LBHI and LCPI and pledged to JPMorgan (“JPM”) pursuant to paragraph 6(b) of the Collateral Disposition Agreement (“CDA”) with JPM effective March 31, 2010; related to, but not limited to, clearance exposures, derivative exposures and contingent letters of credit exposures, pending resolution of these items.

(5)

Cash deposited on or prior to the Commencement Dates by the Company in connection with certain requests and/or documents executed by the Company and Citigroup Inc. ($2,007 million) and HSBC Bank PLC ($30 million). The Company has recorded reserves against this cash in Secured Claims Payable to Third Parties as of September 30, 2012, since these institutions have asserted claims. The Company is in discussions with HSBC Bank and commenced litigation with Citigroup regarding these deposits; accordingly, adjustments (netting against outstanding claims), which may be material, may be reflected in future balance sheets.

(6)

Represents cash at Woodlands Commercial Corporation (“Woodlands”) of $506 million and its parent company, Lehman Brothers Bancorp Inc., a savings and loan holding company, of $35 million, subject to various regulations and supervision by the Federal Reserve Board of Governors.

(7)

Other includes: (i) $104 million related to various pre-petition balances on administrative hold by certain financial institutions, (ii) $118 million related to misdirected wires and other cash received by LBHI for the benefit of third parties and Non-Controlled Affiliates (reported as a payable), (iii) $77 million for cash collected by LBSF on derivatives trades which collateralize notes, and is payable to collateralized noteholders, (iv) cash collected by LCPI on behalf of a third party for $40 million related to a loan participation agreement; (v) $11 million related to collections by LBHI on Intercompany-Only Repurchase transactions for the benefit of LCPI, (vi) $12 million related to cash received by LBHI related to securities transferred to LBHI under the JPM CDA (as defined below) since March 31, 2010 (effective date of the CDA), to secure certain contingent liabilities, and (vii) $135 million related to other cash required to be restricted by various agreements.

Note 5 – Financial Instruments and Other Inventory Positions

Financial instruments and other inventory positions are presented at fair value except, as described below, for certain Private Equity/Principal Investments and Derivative assets. Fair value is determined by utilizing observable prices or pricing models based on a series of inputs to determine the present value of future cash flows. The fair value measurements used to record the financial instruments described below may not be in compliance with GAAP requirements.

The values of the Company’s financial instruments and other inventory positions (recorded on the Balance Sheets) may be impacted by market conditions. Accordingly, adjustments to recorded values, which may be material, may be reflected in future balance sheets.

The Company is not in possession or does not have complete control of certain financial instruments (including approximately $140 million of inventory positions as of September 30, 2012 in Private Equity/Principal Investments) reflected on the Balance Sheets and has filed or is in the process of filing claims with affiliated broker-dealers. Adjustments may be required in future balance sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets.

Financial instruments include Senior Notes, Mezzanine Notes and retained equity interests owned by LBHI and LCPI (collectively “Securitization Instruments”) that were issued by certain securitization structures (Verano and Kingfisher; collectively, the “Structures”). Prior to the Commencement Dates, these Structures were formed primarily with financial instruments that were sold or participated under loan participation agreements with LBHI Controlled Entities. The Securitization Instruments reflected on LBHI and LCPI’s balance sheets are valued based on the lower of their pro-rata share of (i) fair values of the underlying collateral as of September 30, or (ii) face value of the notes plus accrued interest, plus (iii) any value related to the retained equity interests. In the third quarter of 2012, the Spruce mezzanine notes held by LBHI were paid in full and the Spruce securitization structure was terminated. Future proceeds resulting from the liquidation of the underlying assets will go directly to LCPI.

The Company has estimated the value of the Securitization Instruments at September 30, 2012 to be approximately $564 million ($208 million owned by LBHI (including $62 million of allocated cash) and $356 million owned by LCPI). The Securitization Instruments are collateralized by collected cash, a claim against a Non-Controlled Affiliate (for the Kingfisher structure), and inventory comprised of Loans, Real Estate, and Private Equity/Principal Investments in the amounts, estimated as of September 30, 2012, of $165 million, $1 million, and $398 million, respectively.

Pursuant to multiple Bankruptcy Court orders entered in the Chapter 11 cases, certain entities have instituted hedging programs in order to protect (i) the value of certain derivatives transactions that have not been terminated by counterparties, and (ii) against the loss of value from fluctuations in foreign exchange rates in real estate and commercial loans. The cash posted as collateral, net of gains or losses on hedging positions, is reflected for (i) in “Derivatives Receivables and Related Assets” totaling approximately $154 million and for (ii) in “Receivables from Controlled Affiliates and other assets” totaling approximately $16 million, on the Company’s Balance Sheets as of September 30, 2012.

Commercial Real Estate

Commercial Real Estate includes whole loans, real estate owned properties, joint venture equity interests in commercial properties, and other real estate related investments. The commercial real estate portfolio was valued as of June 30, 2012 adjusted for cash activity from July 1, 2012 to September 30, 2012. The valuations of the commercial real estate portfolio utilize pricing models (in some cases provided by third parties), which incorporate estimated future cash flows, including satisfying obligations to third parties, discounted back at rates based on certain market assumptions. In many cases, inputs to the pricing models consider brokers’ opinions of value and third party analyses.

As of September 30, 2012, the commercial real estate assets securing SASCO 2008-C-2, LLC (“SASCO”, a Debtor-Controlled entity) are reflected on LCPI’s ($1.6 billion) Balance Sheet with a corresponding secured receivable for approximately $1.6 billion from LCPI recorded by SASCO. In addition, LBHI and LCPI have recorded an investment in SASCO for the preferred and residual equity interests totaling $1.9 billion, reflected in “Investments in Affiliates”. The investment is comprised of: (i) LBHI and LCPI preferred interests of $686 million and $283 million, respectively and (ii) LCPI residual equity interests of $957 million. SASCO’s assets and liabilities are reflected on its Balance Sheet.

Loans and Residential Real Estate

Loans primarily consist of commercial term loans and revolving credit facilities with fixed maturity dates and are contingent on certain representations and contractual conditions applicable to each of the various borrowers. Loans are recorded at fair value. Residential Real Estate includes whole loans, real estate owned properties, and other real estate related investments. Valuations for residential real estate assets are based on third party valuations and valuation models utilizing discounted future cash flow estimates.

Under an agreement (approved by the Bankruptcy Court) with an asset manager, effective September 1, 2011 (the “Asset Management Agreement”), the Company engaged the manager for various activities including: (i) to provide active portfolio management with respect to the commercial loans portfolio and (ii) to reduce and monitor unfunded commitments and letter of credit exposures. As of June 29, 2012 the Company engaged a new asset manager to manage the loan portfolio.

Private Equity / Principal Investments

Private Equity/Principal Investments include equity and fixed-income direct investments in companies and general partner and limited partner interests in investment fund vehicles (including private equity) and in related funds. Private equity/principal investments and general partner interests are primarily valued utilizing discounted cash flows, comparable trading and transaction multiples. Publicly listed equity securities are valued at period end quoted prices unless there is a contractual limitation or lock-up on the Company’s ability to sell in which case a discount is applied. Fixed-income principal investments are primarily valued utilizing market trading, comparable spreads and yields, and recovery analysis. Limited partner interests in private equity and hedge funds are valued at the net asset value unless an impairment is assessed. Certain positions are subject to confidentiality restrictions and transfer restrictions for which the Company may need consent from sponsors, general partners and/or portfolio companies in order to (i) share information regarding such positions with prospective buyers and/or (ii) transfer such positions to a buyer.

On December 14, 2011, the Bankruptcy Court authorized the Company to sell its interests in Neuberger Berman Group (“NBG”) to NBG and its employees upon certain terms and conditions. On March 4, 2012, the Company and NBG entered into a redemption agreement and amended the NBG operating agreement (in each case, on terms consistent with the approved motion) to provide for (i) the redemption by NBG of the Company’s preferred equity stake and (ii) the redemption of its 48% common equity stake in NBG by no later than April 30, 2017, including redemption of up to 10% of NBG’s common equity to be committed to in 2012. The common equity redemptions may be funded through excess cash flow payments, employee deferred compensation and out-of-pocket funds and, in certain circumstances, debt. On March 16, 2012, NBG secured financing and redeemed in full the preferred equity held by the Company with a face value of $814 million, plus a Special Return of 2.5% and accrued preferred return from January 1, 2012 for a total amount of $851 million. The investment in NBG is recorded at $242 million, reflecting its common equity investment reduced by NBG’s purchases of approximately $30 million and $15 million of common equity during the second and third quarter of 2012, respectively. The NBG common equity interests are beneficially owned by LBHI ($235 million) and several Debtor-Controlled entities ($7 million).

Derivatives Assets and Derivatives Liabilities

Derivative assets and derivatives liabilities (reflected in Liabilities Subject to Compromise in the Balance Sheets) represent amounts due from/to counterparties related to matured, terminated and open trades and are recorded at expected recovery/claim amounts, net of cash and securities collateral. Recoveries and claims in respect of derivatives are complicated by numerous and unprecedented practical and legal challenges, including: (i) whether counterparties have validly declared termination dates in respect of derivatives and lack of clarity as to the exact date and time when counterparties ascribed values to their derivatives contracts; (ii) abnormally wide bid-offer spreads and extreme liquidity adjustments resulting from market conditions in effect as of the time when the vast majority of the Company’s derivatives transactions were terminated and whether such market conditions provide the Company with a basis for challenging counterparty valuations; (iii) counterparty creditworthiness, which can be reflected both in reduced actual cash collections from counterparties and in reduced valuations ascribed by the market to derivatives transactions with such counterparties and whether, in the latter circumstance, such reduced valuations are legally valid deductions from the fair value of derivatives receivables; (iv) the enforceability of provisions in derivatives contracts that purport to penalize the defaulting party by way of close-out and valuation mechanics, suspend payments, and structurally subordinate rights of the debtor in relation to transactions with certain special purpose vehicles; and (v) set-off provisions.

The expected recovery and the expected claim amounts are determined using various models, data sources, and certain assumptions regarding contract provisions. Such amounts reflect the Company’s current estimate of expected values taking into consideration continued analysis of positions taken and valuation assumptions made by counterparties, negotiation and realization history since the beginning of the Chapter 11 cases, and an assessment of the legal uncertainties of certain contract provisions associated with subordination and set off. The Company will continue to review amounts recorded for the derivative assets and liabilities in the future as the Company obtains greater clarity on the issues referred to above including the results of negotiated and/or litigation settlements of allowed claims; accordingly, adjustments (including write-downs and write-offs) which may be material may be recorded in future balance sheets.

Derivative claims are recorded (i) in cases where claims have been resolved, at values agreed by the Company and in most cases, agreed upon with counterparties; and (ii) in cases where claims have not been resolved, at expected claim amounts estimated by the Company. Derivative claims recorded by LBSF include (i) JPM claims subsequently subrogated to LBHI under the CDA and (ii) LBSF’s obligations under the RACERS swaps.

Note 6 – Subrogated Receivables from Affiliates and Third Parties - JPMorgan Collateral Disposition Agreement

The Company and JPMorgan (including its affiliates, “JPM”) entered into a Collateral Disposition Agreement that became effective on March 31, 2010 (the “CDA”). The CDA provided for a provisional settlement of JPM’s claims against the Debtors and LBHI’s subrogation to JPM’s alleged secured claims against LBI and certain other Affiliates. It also provided for the transfer of certain collateral held by JPM to LBHI either as direct owner or subrogee (the “Transferred Collateral”). LBHI recorded a receivable from certain Affiliates of approximately $7.3 billion (the “Subrogated Receivables”), comprised primarily of $5.1 billion from LBI and $1.7 billion from LBSF. The LBI subrogated receivable was reduced by $518 million primarily as a result of the distribution made on September 27, 2012 on account of the RACERS Trust on its claims against LBHI, LCPI and LBSF.

The Transferred Collateral (including the RACERS Notes) consists of securities that are illiquid in nature and where prices are not readily available. The estimated fair value of a portion of the Transferred Collateral (excluding the RACERS Notes and the Securitization Instruments, defined above) for which the Company was able to obtain a value as of September 30, 2012, including restricted cash of approximately $13 million, totaled approximately $192 million. As of September 30, 2012, approximately $197 million of cash collected on certain Transferred Collateral was applied to reduce the LBI subrogated receivable. The ultimate recovery on the Subrogated Receivables will be determined by a number of factors including the distribution percentage to unsecured creditors of LBI, LBSF and LCPI, the resolution of the JPM derivatives claim asserted against LBSF and LBHI and the proceeds from the Transferred Collateral. It is likely that the ultimate recoveries will be substantially less than the total Subrogated Receivables value, and accordingly, adjustments (including write-downs and write-offs) may be material and recorded in future balance sheets.

Note 7 – Receivables from Controlled Affiliates and Other Assets

Receivables from Controlled Affiliates and Others Assets reflects certain post-petition activities, including: (i) receivables from controlled affiliates for activities amongst Debtors and Debtor-Controlled Entities for intercompany cash transfers (further described below), encumbered inventory, and administrative expense allocations totaling approximately $7.6 billion with the corresponding liability in Payables to Controlled Affiliates and Other Liabilities and (ii) other assets totaling approximately $598 million.

The following table summarizes the main components of Receivables from Controlled Affiliates and Other Assets as of September 30, 2012:

							Total Debtors
	Debtors					Debtor-	and Debtor-
				Other		Controlled	Controlled
$ in millions	LBHI	LCPI	LBSF	Debtors	Total	Entities	Entities
Encumbered Financial Inventory (1)	$-	$415	$-	$-	$415	$1,650	$2,064
Archstone Acquisition Entities (2)	329	2,646	-	-	2,975	-	2,975
Fundings for tax reserves at LBHI	-	313	264	21	598	315	912
Fundings and other activities (3)	1,000	(28)	36	15	1,023	605	1,628

Receivables from Controlled Affiliates	1,329	3,346	300	35	5,010	2,569	7,579

Receivable from Fenway (4)	185	-	-	-	185	-	185
Receivable from non-controlled broker dealers (5)	-	-	-	-	-	50	50
Foreign asset backed securities	45	-	-	-	45	-	45
Receivable from third party servicers or agents	-	16	-	-	16	55	71
Receivables for unsettled sales of loans at quarter-end	-	65	-	-	65	9	74
Other	67	8	64	9	148	24	172

Total Other Assets	298	88	64	9	459	138	598

Total Receivables from Controlled Affiliates and Other Assets	$1,627	$3,434	$364	$45	$5,470	$2,707	$8,177

(1)

Includes: (i) $415 million of assets encumbered to LCPI (comprised of $325 million in “Private Equity/Principal Investment” and $90 million in “Loans and Residential Real Estate”, both reflected on the Financial Instruments Summary and Activity schedule) and (ii) $1,650 million in Debtor-Controlled Entities related to assets encumbered at LCPI for the benefit of SASCO.

(2)	Reflects amounts paid to achieve full ownership and control of Archstone Trust.

(3)

Includes (i) $173 million in LBHI related to the “Modified Settlement with respect to the Variable Funding Trust” [Docket No. 19370], net of a $48 million payment received by LBHI during the quarter ending September 30, 2012, (ii) $285 million receivable in LBHI from Lux Residential Properties Loan Finance SARL, a Debtor, related to the release of security interest in Archstone as a result of the settlement of the Master Forward Agreement, and (iii) $542 million primarily related to fundings by LBHI and cost allocations.

(4)

Unsecured claims asserted by LBHI against LCPI based on the Fenway transactions, as disclosed in the Section 6.5 (h) of the Plan, net of $25 million and $20 million payments received by LBHI during the second and third quarters of 2012 as a result of the distributions under the Plan.

(5)	Third Party Receivables for proceeds from inventory positions sold, but not in the possession of the Company.

Costs Allocation

Administrative expenses allocation related to obligations for certain administrative services and bankruptcy related costs incurred through September 30, 2012 have been allocated to significant Debtor and Debtor-Controlled Entities. The costs incurred by LBHI on behalf of the Company are allocated in the following order: (i) assigned to a legal entity or among the Debtor entities where the costs are specifically identifiable (“Dedicated Legal Entity Costs”) or (ii) allocated to a broader group of legal entities (“Non-Dedicated Legal Entity Costs”) either on a Direct or Indirect basis. Direct Costs are identified as asset class support costs, but not identified as specific to one legal entity and are allocated to legal entities based on a percentage of inventory owned by that legal entity for the specific asset class (for derivatives balances only, utilizing recoveries and claims amounts). Indirect Costs are generally for the overall management of the Company and/or cannot be specifically identified to a legal entity or asset class. Certain Indirect Costs (e.g. key vendors providing holding company and bankruptcy-related services and the Company support staff compensation) are initially allocated at 30% to LBHI. Remaining Indirect Costs are then allocated to all asset classes based on an equally weighted split of inventory balances and dedicated headcount. These costs are then allocated to legal entities based on the direct allocation percentages determined for each asset class. The Company continually reviews the methodology for allocating costs, and adjustments, which may be material, may be reflected in future balance sheets.

The Debtor Allocation Agreement, which became effective on the Effective Date, provided, among other things, for an allowed administrative expense claim of LBSF against LBHI in the amount of $300 million as a credit against allocation of administrative costs. As a result, LBSF’s allocated costs have been offset against this credit starting with the fourth quarter of 2011. As of September 30, 2012 approximately $202 million has been applied against this credit. For further information of the Debtor Allocation Agreement, refer to Article VI of the Plan. The Debtor Allocation Agreement also provides that the expenses of the administration of the assets and liabilities of the Company shall be allocated by the Plan Administrator pursuant to one or more agreements that are effectuated subsequent to the Effective Date and that are approved by the respective boards of directors or managers of the relevant entities. The Plan Administrator has not yet proposed agreements concerning such allocations.

Intercompany Cash Transfers

Debtors and Debtor-Controlled Entities have engaged in cash transfers and transactions between one another subject to a Cash Management Order approved by the Bankruptcy Court. These transfers and transactions are primarily to support activities on behalf of certain Debtors and Debtor-Controlled Entities that may not have adequate liquidity for such things as funding private equity capital calls, restructuring certain investments, or paying operating expenses. The transferring Affiliate is entitled to an administrative claim in the case of a Debtor (and in the case of Debtor-Controlled Entities, a promissory note accruing interest at a market rate and where available, collateral to secure the advanced funds). Since September 15, 2008, LBHI has advanced funds to, or incurred expenses on behalf of, certain Debtor-Controlled Entities. Similarly, LBHI and LCPI have received cash on behalf of Other Debtors and Debtor-Controlled Entities, most often in cases where the Other Debtors or Debtor-Controlled Entities have sold an asset and may not have a bank account to hold the proceeds received in the sale. These Other Debtors and Debtor-Controlled Entities have administrative claims against LBHI and LCPI for this cash.

Encumbered Inventory - Intercompany-Only Repurchase Transactions, RACERS and Fenway

Prior to the Commencement Date, LBHI, ALI and Property Asset Management Inc. (“PAMI”), among others, regularly entered into intercompany financing transactions with LCPI in anticipation of arranging third party financings. Underlying assets related to Intercompany-Only Repurchase Transactions, RACERS (“Racers Assets”) and Fenway (“Fenway Assets” together with the Racers Assets and the Intercompany-Only Repurchase Transactions, collectively “Affected Assets”) were not transferred and were reflected on the Balance Sheets of the originating entity with a corresponding secured payable to LCPI or LBHI.

The Balance Sheets as of December 31, 2011 reflected the alignment of legal title and beneficial ownership for a majority of the Affected Assets. However, certain residential loans, totaling approximately $90 million, have not been transferred as of September 30, 2012, because the legal ownership is required to be maintained by the originating entity under various legal agreements, and therefore remain encumbered on the Balance Sheet of the originating entity with a corresponding secured payable to LCPI.

Note 8 - Investments in Affiliates

Investments in Affiliates are reflected in the Balance Sheets at book values and Affiliates that incurred cumulative net operating losses in excess of capital contributions are reflected as a negative amount. The earnings or losses of Debtors owned by (i) other Debtors (e.g. LBCS is a direct subsidiary of LBSF) or (ii) Debtor-Controlled Entities (e.g. LCPI is a direct subsidiary of Lehman ALI Inc., “ALI”) and the earnings or losses of Debtor-Controlled Entities owned by a Debtor (e.g. ALI is a direct subsidiary of LBHI) are not eliminated in the Balance Sheets and as a result, the Investments in Affiliates reflect the earnings or losses of Debtors and certain Debtor-Controlled Entities more than once. Adjustments to Investments in Affiliates may be required in future Balance Sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets.

Controlled Entities

Investments in Controlled Entities reflect the investment in Aurora Bank FSB (formerly known as Lehman Brothers Bank FSB) (“Aurora”), a wholly owned subsidiary of Lehman Brothers Bancorp Inc. (“LBB”), which is a wholly owned subsidiary of LBHI, on an equity basis in the amount of $345 million. In June 2012 the Company sold substantially all of Aurora’s assets to third party investors. Following the closing of its insured deposit portfolio, Aurora will continue to exist as a federal savings bank as it seeks to comply with the terms of a consent order it entered into along with thirteen other regulated institutions in April 2011. The investment in Aurora may be adjusted (including write-downs and write-offs) in future Balance Sheets as amounts ultimately realized may vary materially from the amount reflected on the Balance Sheets due to significant costs to wind down and other potential liabilities.

In connection with the various Aurora asset sales, LBB entered into certain guarantee agreements with the respective purchasers of the Aurora assets. In accordance with terms of those agreements, LBB is potentially liable for aggregate amounts up to a maximum of $100 million, if Aurora fails to pay under its indemnity obligations to the purchasers of its assets. In addition, LBB is required to maintain a minimum stockholders’ equity equal to the maximum liability under the guarantee until termination, to occur upon the earlier of (i) the payment and performance in full of the guaranteed obligations and other amounts payable under the guaranty, (ii) the termination or expiration of all guaranteed obligations in accordance with the terms of the purchase agreements, (iii) the amount of LBB’s liability being reduced to zero, and (iv) the third anniversary of the closing date.

As reported in Aurora’s December 31, 2011 Consolidated Financial Statements, the Department of Justice, other federal regulators and 49 state attorneys general, on February 9, 2012 announced settlement agreements with respect to the resolution of claims regarding certain foreclosure practices with five of the fourteen largest mortgage servicers. Aurora was not a party to those agreements. It is possible that various local, state or federal regulatory agencies, law enforcement authorities, servicing agreement counterparties or other parties may seek compensation, monetary penalties and other forms of relief or penalties from Aurora relating to these foreclosure practices. In addition, on April 13, 2011, the OTS, the OCC and the Federal Reserve Board entered into consent decrees with all fourteen servicers, including Aurora (the “April Consent Order”), that identified certain deficiencies in the residential mortgage servicing and foreclosure processes conducted by Aurora and among other things, set forth requirements for compliance with residential mortgage servicing standards and requires a review by an independent consultant of foreclosure actions and proceedings pending between January 1, 2009 and December 31, 2010 for compliance with specified local, state and federal requirements. Aurora has neither admitted nor denied the OTS’ findings. Aurora is unable to reasonably estimate the possible loss or range of loss arising from compliance with the requirements of the April Consent Order or claims that may arise from the mortgage foreclosure practices.

Non-Controlled Affiliates

All investments in Non-Controlled Affiliates were written off in 2011 as the Company deemed recovery on these equity investments unlikely to occur due to the bankruptcy proceedings of the entities in their local jurisdictions.

On September 19, 2008, LBI, prior to the commencement of proceedings pursuant to the Securities Investor Protection Act of 1970, transferred virtually all of its subsidiaries to ALI, a subsidiary of LBHI, in exchange for a paid-in-kind promissory note (“PIK Note”). The Company has recorded this transfer in its books and records at a de minimis amount. Under the terms of the PIK Note and Security Agreement, the principal sum equal to the fair market value of the acquired stock of the subsidiaries transferred to ALI by LBI, as of September 19, 2008 is to be determined by Lazard Ltd. (“Lazard”) pursuant to a methodology mutually agreed upon between LBI and Lazard. The Company has, on a multiple occasions, met with representatives of LBI related to this and other topics. In the event that a valuation or settlement reflects a positive value, adjustments, which may be material, will be reflected in future balance sheets. On February 28, 2012, the Company and James W. Giddens, Trustee for the SIPA liquidation of LBI, announced that an agreement in principle has been reached to resolve all claims among their respective entities and that the agreement in principle is subject to documentation and various approvals, including the Bankruptcy Court. No details about the agreement were made available with the announcement. There is no assurance that an agreement among the parties will be consummated.

Note 9 – Due from/to Affiliates

Due from/to Affiliates represents (i) receivables for transactions among Debtors, Debtor-Controlled Entities and Non-Controlled Affiliates (separately or collectively, “Affiliates”) and (ii) payables by Debtor-Controlled Entities to Debtors and to Non-Controlled Affiliates. When applicable, these balances reflect cash distributions during the quarter.

The following table summarizes the Due from/to Non-controlled Affiliates by counterparty for LBHI, LBSF and LCPI as of September 30, 2012:

	LBHI		LBSF (1)		LCPI
$ in millions	Due from	Due to (3)	Due from	Due to (3)	Due from	Due to (3)
Lehman Brothers Treasury Co BV.	$-	$(32,952)	$1,023	$-	$-	$-
Lehman Brothers Finance S.A. (2) (5)	14,325	-	-	(64)	-	-
Lehman Brothers Inc. (2)	12,480	-	2,763	-	112	-
Lehman Brothers Bankhaus A.G.	-	(7,055)	-	(208)	-	(1,435)
Lehman Brothers Asia Holding Limited	6,742	-	-	(28)	-	(203)
LB RE Financing No.2 Limited (6)	-	(6,477)	-	-	-	-
Lehman Brothers Securities NV	-	(4,935)	-	(60)	-	-
LB UK Financing Limited	3,768	-	-	-	-	-
LB SF No.1 Limited	-	(2,743)	2	-	-	-
Lehman Brothers (Luxembourg) S.A.	1,006	-	-	-	-	-
Lehman Brothers International (Europe) Inc.	-	(1,008)	-	(720)	29	-
LB Commercial Corp. Asia Limited	1,132	-	15	-	-	(2)
Bamburgh Investments (UK) Limited	1,812	-	-	-	-	-
LB RE Financing No.3 Limited	7	-	575	-	-	-
Lehman Re Limited	-	(397)	-	(20)	-	(432)
LB UK RE Holdings Limited	493	-	15	-	-	(8)
Lehman Brothers Japan Inc.	-	(157)	-	(172)	-	-
Other (4)	2,274	(4,715)	56	(167)	197	(392)

Total	$44,038	$(60,439)	$4,449	$(1,439)	$338	$(2,470)

(1)	LBSF payable to Lehman Brothers Bankhaus A.G. includes approximately $11 million of secured payables reported on the Balance Sheets in Secured Claims Payable to Third Parties.

(2)	Balances with Lehman Brothers Inc. and Lehman Brothers Finance S.A. (“LBF”) reflect historical balances, as the Company has not yet entered into settlement agreements with these counterparties.

(3)	“Due to” balances with counterparties are reflected in Liabilities Subject to Compromise on the September 30, 2012 Balance Sheets.

(4)	Other includes balances with counterparties that have settled or are being managed by a third party liquidator.

(5)

LBSF posted cash collateral with a derivatives counterparty prior to bankruptcy. After review, it was determined that approximately $300 million was posted on behalf of LBF. Accordingly, an adjustment was recorded to reduce the payable from LBSF to LBF as of June 30, 2012.

(6)	LB RE Financing No.2 Ltd was reclassified from Debtor-Controlled to Non-Controlled Affiliates as of September 30, 2012.

The Balance Sheets do not reflect potential realization or collectability reserves on the Due from Affiliates or an estimate of potential additional payables to Affiliates, as the aforementioned potential reserves or liabilities are not yet determinable.

Note 10 – Payables to Controlled Affiliates and Other Liabilities

Payables to Controlled Affiliates and Others Liabilities reflects: (i) payables to controlled affiliates for activities amongst Debtors and Debtor-Controlled Entities for cash transfers, encumbered inventory and administrative expenses allocation totaling approximately $7.6 billion with the corresponding receivables in Receivables from Controlled Affiliates and Other Assets and (ii) other liabilities totaling approximately $1.1 billion. The following table summarizes the main components of Payables to Controlled Affiliates and Other Liabilities as of September 30, 2012:

	Debtors					Debtor- Controlled	Total Debtors and Debtor- Controlled
				Other
$ in millions	LBHI	LCPI	LBSF	Debtors	Total	Entities	Entities
Encumbered Financial Inventory (1)	$90	$1,650	$-	$-	$1,739	$325	$2,064
Archstone Acquisition Entities (2)	-	-	-	-	-	2,975	2,975
Fundings for tax reserves at LBHI	912	-	-		912	-	912
Fundings and other activities (3)	555	180	1	299	1,035	593	1,628

Payables to Controlled Affiliates	1,557	1,829	1	299	3,686	3,894	7,579

Distributions on Allowed Claims (not remitted)	140	152	138	8	437	-	437
Misdirected wires	120	-	-	-	120	-	120
Accrual for Professional fees	179	1	28	3	212	-	212
Accrual for Compensation (bonus and severance)	12	-	-	-	12	60	72
Miscellaneous Tax Accrual - Post Petition	13	13	-	-	26	-	26
Other	15	60	-	2	77	174	251

Total Other Liabilities	479	226	166	13	885	234	1,118

Total Payables to Controlled Affiliates and other liabilities	$2,036	$2,056	$167	$312	$4,571	$4,128	$8,698

(1)

Includes (i) $90 million of residential real estate assets in LBHI encumbered to LCPI, (ii) $1,650 million of encumbered assets at LCPI held for the benefit of SASCO, and (iii) $325 million in Debtor-Controlled Entities related to “Private Equity/Principal Investment” assets encumbered to LCPI.

(2)	Reflects amounts paid to achieve full ownership and control of Archstone Trust.

(3)

Includes $173 million at LCPI related to the “Modified Settlement with respect to the Variable Funding Trust” [Docket No. 19370]. Approximately $48 million was paid to LBHI during the quarter ending September 30, 2012.

Note 11 – Taxes Payable

As of September 30, 2012, the Company has recorded an estimate of approximately $1.55 billion for potential amounts owed to federal, state, and local taxing authorities, net of the refund claims and the anticipated five-year federal NOL carryback. LBHI has recorded a receivable for the estimated amount of LBI’s portion of those taxes (approximately $1.0 billion). LBHI is currently in negotiations with LBI to settle all global intercompany transactions, including those that are tax related.

The Debtor Allocation Agreement, which became effective on the Effective Date, includes the following key tax-related provisions: (i) additional claims among the Debtors will be allowed in order to reflect the appropriate allocation of any audit changes/adjustments to the LBHI consolidated federal/combined state and local income tax returns (including by way of amended returns), taking into account historic tax sharing principles and (ii) in the event that LBI (or any other member of the LBHI consolidated federal/combined state and local income tax group) does not satisfy its share of the final tax liabilities, LBHI will equitably allocate the unsatisfied liability among all Debtor members of its consolidated federal/combined state and local income tax group.

The Debtor Allocation Agreement also addresses the relationship among the Debtors and certain Affiliates with respect to consolidated federal / combined state & local income taxes for tax years ending after the Effective Date.

The IRS filed a Proof of Claim on December 22, 2010 in the amount of approximately $2.2 billion against the Company with respect to the consolidated federal income tax returns LBHI filed on behalf of itself and its subsidiaries in the 2001 through 2007 tax years. The IRS’s claim reflects the maximum claim amount for numerous disputed federal tax issues that the Company has since resolved or plans to continue to attempt to resolve through the administrative dispute resolution process and litigation, if necessary. In March 2012, and again in October 2012, the Bankruptcy Court approved an interim settlement of certain audit issues raised by the IRS during the course of its audit of the LBHI consolidated group’s pre-petition taxable years. Following the October 2012 settlement, only two federal tax issues with respect to pre-petition tax years remain unresolved:

(i) stock loan (currently in litigation) and (ii) a withholding tax issue. The IRS’s claim does not reflect the five-year carryback of LBHI’s consolidated net operating loss from 2008. The IRS has commenced an audit of the 2008-2010 consolidated federal income tax returns of the LBHI group, including the amount of the 2008 net operating loss. Further, the LBHI consolidated group is due a refund of several hundred million dollars from the IRS for the tax years 1997 through 2000 and 2006. The IRS’s $2.2 billion claim takes into account a reduction of the IRS’s claim for the 2006 tax year refund, but it has not been reduced by the refund for the tax years 1997 through 2000 (which is approximately $126 million plus interest) owed to LBHI because the IRS has not indicated which tax claims it intends to offset against this portion of the refund.

In accordance with a cash reserve stipulation entered into in December 2011 with the IRS, and a Reserve & Reimbursement Agreement among the Debtors and certain Affiliates, effective as of the Effective Date, the Debtors established on the Effective Date a cash reserve covering the $2.2 billion IRS Proof of Claim.

As of September 30, 2012, the outstanding unresolved Priority Tax Claims filed by states, cities, and municipalities approximated $700 million. Of this amount, approximately $627 million is attributable to New York City for tax years 1996 through 2007. The remaining approximately $70 million is attributable to the remaining claims. On November 1, 2012, the Debtors entered into a settlement agreement with New York City, pursuant to which a cash payment was made in the amount of $113 million. This payment resolves the New York City Proof of Claim.

In certain circumstances, the Company may be subject to withholding taxes, transactional taxes or taxes on income in certain jurisdictions with respect to the realization of financial positions as assets are disposed of during the course of liquidation.

Note 12 – Liabilities Subject to Compromise

Liabilities Subject to Compromise as of September 30, 2012 have been estimated at approximately $329 billion.

Over $1.3 trillion of claims have been asserted against the Debtors. To date, the Company has identified many claims that it believes should be disallowed for a number of reasons, including but not limited to claims that are duplicative of other claims, claims that are amended by later filed claims, late filed claims, claims that are not properly filed against a Debtor in these proceedings and claims that are either overstated, asserted an incorrect priority or that cannot otherwise properly be asserted against these Debtors. Through September 30, 2012, the Debtors have allowed approximately $306 billion in claims and continue working to reconcile and resolve the remaining disputed claims.

In preparing the Balance Sheets, the Company has reviewed all available claims data as it relates to each of the Debtors. In doing so, the Company has reduced its estimates of Liabilities Subject to Compromise for each of the Debtors as of September 30, 2012 by approximately $3.0 billion (LBHI for $0.8 billion and LBSF for $2.2 billion) which represents the most recent estimate, based on the information available to date. The Company will continue to review its estimate of Liabilities Subject to Compromise as more information becomes available in the future, including claims’ settlements, distributions, Bankruptcy Court decisions, etc. Determinations of allowed amounts may be higher or lower than the recorded estimates, and accordingly, adjustments, which may be material, may be recorded in future Balance Sheets.

Distributions Pursuant to Plan

On March 6, 2012 the Debtors announced the occurrence of the Effective Date of their Plan and emergence from Chapter 11. The Debtors commenced the first distribution to creditors on April 17, 2012 of approximately $22.5 billion (including approximately $8 billion distributed to other Debtors or Debtor-Controlled Entities within the Company). The distribution was made to record holders of claims as of March 18, 2012.

On October 1, 2012 the Debtors made a second distribution to creditors totaling $10.5 billion. Approximately $7.7 billion of payments were to third party creditors and $2.8 billion to Debtor and Debtor-Controlled Entities. To facilitate making distributions to third party creditors, on September 27, 2012, the Debtors (a) made distributions to allowed claims of Debtors and certain Debtor-Controlled Entities and (b) transferred Plan adjustments from participating subsidiary Debtors to LBHI on account of distributions that would be made to holders of allowed claims.

Note 13 – Currency Translation

The Company’s general ledger systems automatically translate assets and liabilities (excluding primarily Due to Affiliates and Liabilities Subject to Compromise) having non-U.S. dollar functional currencies using exchange rates as of the Balance Sheets’ date. The gains or losses resulting from translating non-US dollar functional currency into U.S. dollars are reflected in Stockholders’ Equity.

Note 14 – Legal Proceedings

The Company is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the bankruptcy proceedings and various other matters. The Company is unable at this time to determine the financial impact of such proceedings and the impact that any recoveries or liabilities may have upon the Balance Sheets. As more information becomes available, the Company may record revisions, which may be material, in future Balance Sheets.

Note 15 – Financial Systems and Control Environment

Procedures, controls and resources used to create the Balance Sheets were modified, including a significant reduction in resources, in comparison to what was available to the Company prior to the Chapter 11 cases. The Company is continuously reviewing its accounts, and as a result, modifications, errors and potential misstatements might be identified. Consequently, the Company may record adjustments, which may be material, in future Balance Sheets.

Note 16 – Accompanying Schedules

The amounts and estimates disclosed in the Accompanying Schedules to the Balance Sheets included in this filing are based on the information available at the time of the filing and are subject to change as additional information becomes available.

Note 17 – Rounding

The Balance Sheets, the Management’s Discussion and Analysis, and the Accompanying Schedules may have rounding differences in their summations. In addition, on the Balance Sheets there may be rounding differences between the financial information on the Accompanying Schedules and the related amounts.

Note 18 – Subsequent Event

As announced on November 26, 2012, LBHI entered into a definitive agreement to sell full ownership of Archstone Enterprise LP to Equity Residential (“EQR”, NYSE: EQR) and AvalonBay Communities, Inc. (“AVB”, NYSE: AVB) for cash and stock with an aggregate value of approximately $6.5 billion. LBHI and its affiliates will receive $2.685 billion in cash as well as 34,468,085 shares of EQR common stock and 14,889,706 shares of AVB common stock. The Plan Administrator expects that the sale will be consummated on or before March 26, 2013. Pursuant to the agreement, LBHI and its affiliates are prohibited from selling or hedging shares of EQR or AVB stock until April 25, 2013. Available cash will be distributed in accordance with the Plan.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of September 30, 2012

(Unaudited)

($ in millions)	Lehman Brothers Holdings Inc. 08-13555	Lehman Brothers Special Financing Inc. 08-13888	Lehman Brothers Commodity Services Inc. 08-13885	Lehman Brothers Commercial Corporation 08-13901	Lehman Brothers OTC Derivatives Inc. 08-13893	Lehman Brothers Financial Products Inc. 08-13902	Lehman Brothers Derivative Products Inc. 08-13899	Lehman Commercial Paper Inc. 08-13900	Luxembourg Residential Properties Loan Finance S.a.r.l. 09-10108	Other Debtors (2)	Total Debtor Entities (1)	Total Debtor- Controlled Entities (3)	Total LBHI Controlled Entities
Assets
Cash and short-term investments	$7,591	$821	$122	$106	$11	$8	$4	$774	$-	$6	$9,443	$1,508	$10,951

Cash and short-term investments pledged or restricted	9,107	2,637	376	412	129	218	290	340	7	144	13,659	652	14,311

Financial instruments and other inventory positions:
Commercial Real estate	310	0	-	-	-	-	-	3,125	619	4	4,058	5,152	9,210
Loans and Residential Real Estate	274	11	-	-	-	-	-	1,241	-	-	1,526	344	1,870
Principal investments	399	0	-	-	-	-	-	470	-	-	869	3,199	4,067
Derivative Receivables and Related Assets	-	1,963	17	15	104	46	-	0	-	26	2,170	38	2,209

Total Financial instruments and other inventory positions	983	1,974	17	15	104	46	-	4,836	619	30	8,623	8,733	17,357

Subrogated Receivables from Affiliates and Third Parties	7,252	-	-	-	-	-	-	-	-	-	7,252	-	7,252

Receivables from Controlled Affiliates and other assets	1,627	364	29	11	(0)	2	2	3,434	(0)	2	5,470	2,707	8,177

Investments in Affiliates	(37,055)	294	(0)	-	-	-	-	1,629	-	(123)	(35,255)	(34,613)	(69,868)

Due from Affiliates:
Controlled Affiliates	53,541	1,257	339	21	-	0	2	6,714	0	760	62,634	8,169	70,804
Non-Controlled Affiliates	44,038	4,449	1,746	1,338	1,298	0	0	338	-	83	53,290	5,145	58,436

Total Due from Affiliates	97,580	5,706	2,085	1,359	1,298	0	2	7,052	0	843	115,925	13,315	129,239

Total Assets	$87,085	$11,797	$2,628	$1,902	$1,542	$274	$298	$18,064	$626	$900	$125,117	$(7,697)	$117,420

Liabilities and stockholders’ equity Liabilities
Payables to Controlled Affiliates and other liabilities	$2,036	$167	$1	$9	$1	$0	$0	$2,056	$286	$14	$4,571	$4,128	$8,698

Due to Affiliates:
Controlled Affiliates	-	0	-	-	-	-	-	-	0	-	0	21,103	21,103
Non-Controlled Affiliates	-	-	-	-	-	-	-	-	-	-	-	2,175	2,175

Total Due to Affiliates	-	0	-	-	-	-	-	-	0	-	0	23,279	23,279

Secured Claims Payable to Third Parties	2,036	110	-	-	-	-	-	-	-	-	2,146	-	2,146

Taxes Payable	1,035	9	-	3	-	-	-	35	-	1	1,083	467	1,550

Liabilities Subject to Compromise	259,416	37,711	2,307	1,367	1,092	7	95	24,872	593	1,962	329,422	0	329,423

Total Liabilities	264,523	37,997	2,308	1,379	1,093	8	96	26,962	879	1,977	337,222	27,873	365,096

Stockholders’ Equity	(177,438)	(26,200)	321	523	449	266	203	(8,898)	(253)	(1,077)	(212,105)	(35,571)	(247,676)

Total Liabilities and Stockholders’ Equity	$87,085	$11,797	$2,628	$1,902	$1,542	$274	$298	$18,064	$626	$900	$125,117	$(7,697)	$117,420

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “--”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.
(2)	Certain Other Debtor’s Balance Sheets are presented on page 16.
(3)	Certain Debtor-Controlled entities’ Balance Sheets are presented on page 17.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of September 30, 2012 (Certain Other Debtors)

(Unaudited)

($ in millions)	LB 745 LLC 08-13600	CES Aviation LLC 08-13905	CES Aviation V 08-13906	CES Aviation IX 08-13907	Structured Asset Securities Corporation 09-10558	East Dover Ltd 08-13908	Lehman Scottish Finance LP 08-13904	LB Rose Ranch LLC 09-10560	LB 2080 Kalakaua Owners LLC 09-12516	BNC Mortgage LLC 09-10137	LB Somerset LLC 09-17503	LB Preferred Somerset LLC 09-17505	PAMI Statler Arms LLC 08-13664	MERIT LLC 09-17331	Other Debtors (1)
Assets
Cash and short-term investments	$0	$0	$0	$0	$0	$5	$-	$-	$(0)	$-	$-	$-	$(0)	$1	$6

Cash and short-term investments pledged or restricted	13	22	3	6	73	7	2	1	-	17	-	-	-	1	144

Financial instruments and other inventory positions:
Commercial Real estate	-	-	-	-	-	-	-	4	-	-	-	-	0	-	4
Loans and Residential Real Estate	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Principal investments	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Derivative Receivables and Related Assets	-	-	-	-	-	-	-	-	-	-	-	-	-	26	26

Total Financial instruments and other inventory positions	-	-	-	-	-	-	-	4	-	-	-	-	0	26	30

Subrogated Receivables from Affiliates and Third Parties	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Receivables from Controlled Affiliates and other assets	0	-	-	-	-	0	-	1	0	-	-	0	-	-	2

Investments in Affiliates	-	-	-	-	-	-	(123)	-	-	-	-	-	-	-	(123)

Due from Affiliates:
Controlled Affiliates	179	-	0	0	485	-	58	-	-	2	-	-	-	36	760
Non-Controlled Affiliates	2	-	-	-	8	9	-	-	-	-	-	-	-	64	83

Total Due from Affiliates	181	-	0	0	493	9	58	-	-	2	-	-	-	100	843

Total Assets	$194	$22	$3	$6	$566	$21	$(63)	$6	$0	$19	$-	$0	$0	$127	$900

Liabilities and stockholders’ equity
Liabilities
Payables to Controlled Affiliates and other liabilities	$0	$0	$0	$0	$0	$12	$0	$0	$0	$0	$0	$0	$0	$0	$14

Due to Affiliates:
Controlled Affiliates	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Non-Controlled Affiliates	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Total Due to Affiliates	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Secured Claims Payable to Third Parties	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Taxes Payable	-	-	-	-	1	-	-	-	-	-	-	-	-	-	1

Liabilities Subject to Compromise	46	22	8	9	1,478	3	-	6	40	14	8	10	0	319	1,962

Total Liabilities	46	22	8	9	1,479	15	0	6	40	14	8	10	0	320	1,977

Stockholders’ Equity	148	(0)	(5)	(3)	(914)	6	(63)	(1)	(40)	5	(8)	(10)	0	(193)	(1,077)

Total Liabilities and Stockholders’ Equity	$194	$22	$3	$6	$566	$21	$(63)	$6	$0	$19	$-	$0	$0	$127	$900

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “--”. Values between zero and $500,000 appear as “0”.

(1) Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of September 30, 2012 (Debtor-Controlled Entities)

(Unaudited)

($ in millions)	Lehman ALI Inc. (2)	Property Asset Management Inc. (3)	LB I Group Inc. (3)	LB Hercules Holdings LLC (3)	Lehman Brothers Bancorp Inc. (3)	PAMI Holdings LLC	SASCO 2008 C-2 LLC (4)	Other Debtor- Controlled Entities	Debtor - Controlled Group Elims (1)	Total Debtor- Controlled Entities
Assets
Cash and short-term investments	$375	$78	$248	$12	$8	$47	$5	$737	$-	$1,508

Cash and short-term investments pledged or restricted	22	0	9	2	540	-	-	79	-	652

Financial instruments and other inventory positions:
Commercial Real estate	3,224	572	3	-	34	525	274	520	-	5,152
Loans and Residential Real Estate	60	6	1	-	274	-	-	4	-	344
Principal investments	(10)	-	1,998	179	-	-	-	1,032	-	3,199
Derivative Receivables and Related Assets	1	-	0	-	23	-	-	15	-	38

Total Financial instruments and other inventory positions	3,274	578	2,002	179	331	525	274	1,570	-	8,733

Subrogated Receivables from Affiliates and Third Parties	-	-	-	-	-	-	-	-	-	-

Receivables from Controlled Affiliates and other assets	491	0	121	11	34	-	1,650	640	(239)	2,707

Investments in Affiliates	(37,163)	40	0	-	350	-	-	101	2,059	(34,613)

Due from Affiliates:
Controlled Affiliates	6,378	0	729	13	0	-	-	3,005	(1,956)	8,169
Non-Controlled Affiliates	1,857	3	534	25	1	-	-	2,724	-	5,145

Total Due from Affiliates	8,234	3	1,264	39	1	-	-	5,729	(1,956)	13,315

Total Assets	$(24,766)	$699	$3,644	$243	$1,264	$572	$1,928	$8,855	$(136)	$(7,697)

Liabilities and stockholders’ equity
Liabilities
Payables to Controlled Affiliates and other liabilities	$2,839	$110	$353	$19	$8	$30	$3	$1,008	$(242)	$4,128

Due to Affiliates:
Controlled Affiliates	11,330	-	5,558	35	146	-	-	5,989	(1,955)	21,103
Non-Controlled Affiliates	68	0	142	6	0	-	-	1,958	-	2,175

Total Due to Affiliates	11,398	0	5,700	41	147	-	-	7,948	(1,955)	23,279

Secured Claims Payable to Third Parties	-	-	-	-	-	-	-	-	-	-

Taxes Payable	430	-	25	3	-	-	-	9	-	467

Liabilities Subject to Compromise	0	-	-	-	-	-	-	0	-	0

Total Liabilities	14,666	110	6,078	63	155	30	3	8,965	(2,197)	27,873

Stockholders’ Equity	(39,432)	588	(2,435)	180	1,110	541	1,926	(110)	2,061	(35,571)

Total Liabilities and Stockholders’ Equity	$(24,766)	$699	$3,644	$243	$1,264	$572	$1,928	$8,855	$(136)	$(7,697)

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “--”. Values between zero and $500,000 appear as “0”.

(1)	Balances reflect the impact of eliminations of (i) Intercompany balances only between Debtor-Controlled Entities and (ii) investments in subsidiaries only between Debtor-Controlled Entities.
(2)	Lehman Ali Inc is reflected on a consolidated basis excluding wholly owned subsidiaries that are Debtor entities and Sasco 2008 C-2 LLC.
(3)	Entities are reflected on a consolidated basis, e.g. Lehman Brothers Bancorp Inc. includes its wholly owned subsidiaries, Woodlands Commercial Corp and Aurora Bank FSB.
(4)

Sasco 2008 C-2 LLC (Sasco) includes secured receivables from LBHI and LCPI related to the participations of commercial real estate loans. The preferred equity interests in Sasco are held by LBHI (70.7%) and LCPI (29.3%).

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended September 30, 2012

	CONTENTS
1.	Introductory Notes	19

2.	Highlights — Section 15.6(b)(ii)(A)	20
	2.1. Trends and Uncertainties
	2.2. Significant Events, Developments and Other Activities

3.	Investments and Expenditures — Section 15.6(b)(ii)(B)	23

4.	Asset Sales, Restructurings and Other — Section 15.6(b)(ii)(C)	24

5.	Claims Update — Section 15.6(b)(ii)(D)	26
	5.1. Claims Reconciliation and Resolution Update
	5.2. Significant Claims Settlements

6.	Litigation Update — Section 15.6(b)(ii)(E)	28

7.	Costs and Expenses — Section 15.6(b)(ii)(F)	31

8.	Appendix A — Glossary of Terms	32

Section references above are to the Plan.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended September 30, 2012

1.	INTRODUCTORY NOTES

This report contains forward-looking statements that reflect known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by these forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements containing information regarding the intent, belief or current expectation of the Company and members of its management. Forward-looking statements reflect the Company’s current views with respect to future events as well as various estimates, assumptions and comparisons based on available information, many of which are subject to risks and uncertainties. Readers of this report should not place undue reliance on these forward-looking statements.

The reader should read this report and the documents referenced herein (in particular, the accompanying Balance Sheets and Accompanying Schedules, and the 2012+ Cash Flow Estimates (Docket 29641)) completely and with the understanding that as more information becomes available to the Company, any forward-looking statements may change, potentially in a material respect. The Company does not undertake any obligation to update any forward-looking statements contained in this report, but reserves the right to do so.

In addition, material uncertainties continue to exist regarding the ultimate value realizable from the Company’s assets, the timing of asset recoveries, future costs, and the eventual level of creditors’ allowed claims. These may have a significant effect on the timing and quantum of any future distributions to creditors. Accordingly, creditors should not rely upon this report as the sole basis of an estimate of the value of their claims, or as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities.

This report refers to various defined terms as set out in the Glossary of Terms in Appendix A.

Objectives

The Company continues to pursue the objective of value maximization and prompt cash distributions to creditors through the execution of an orderly wind down process and the judicious and timely resolution of claims. Pursuant to the Plan, the Company is expecting to make semi-annual distributions to creditors of all debtors (but each entity is subject to review at each Distribution Date), and the Company is focused on optimizing the cash available for these distributions.

On March 6, 2012 (the “Effective Date”), the Plan became effective and the Debtors emerged from bankruptcy with new Boards of Directors (LBHI’s Board of Directors hereinafter referred to as the “Board”). Under the Board’s direction, a review of the Company’s operations was undertaken, which included an analysis of the Company’s approach to asset monetization decisions, influenced by the Company’s post-Effective Date ability to distribute cash to creditors. In general, the Company is pursuing the prompt monetization of assets for which fair values can be achieved in relatively liquid markets. In other situations, the Company is managing assets to create optimal future monetization opportunities. Concurrently, the Company continues to assess claims, determine which should be allowed, and contest those which the Company believes to be overstated, invalid or misclassified.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended September 30, 2012

2.	HIGHLIGHTS — Section 15.6(b)(ii)(A)

2.1	TRENDS AND UNCERTAINTIES

The Company owns real estate, private equity investments, loans, derivatives contracts, and other assets in a wide variety of local, domestic and global markets, and as such, in future periods the values of these assets are subject to trends, events and factors beyond the Company’s control, including but not limited to: the local, domestic and global economic environment; changes in budget, tax and fiscal policies in the U.S. and other countries; fluctuations in debt and equity markets, interest rates, and currency exchange rates; litigation risk; and changes in regulatory requirements.

The 2012+ Cash Flow Estimates and its accompanying notes filed on July 25, 2012 reflect the Company’s views on trends and uncertainties that have, or are reasonably likely to have, a material effect on the Company’s financial condition as of such date. The subsequently filed June 30, 2012 and September 30, 2012 Balance Sheets reflect the Company’s views on recent events, material changes in market values or reserves, and commitments that materially impact the Company’s financial condition as of the dates of these filings. Except as noted therein, the Company is not aware of any additional trends, events or uncertainties not reflected therein that will materially change the information contained in this report.

2.2	SIGNIFICANT EVENTS, DEVELOPMENTS AND OTHER ACTIVITIES

This section provides an update on various significant distribution, asset management and monetization, claim, affiliate and other activities:

For the quarter ended September 30, 2012:

•	Gross receipts of approximately $3.9 billion in the quarter ending September 30, 2012, including;

¡	Asset management and monetization activities of approximately $2.1 billion, including:

•	The sale of debt and equity interests in an Austin, Texas-area commercial real estate portfolio for net proceeds of $180 million;

•	The receipt of net proceeds of $200 million in connection with debt positions in Irvine, California-area multi-family real estate assets;

•	The sale of corporate loan positions for net proceeds of approximately $232 million, following a detailed portfolio review with the Company’s new loans asset manager;

•	The release and receipt of $150 million from LBIE related to the 2011 sale of GLG;

¡	The receipt of approximately $1.6 billion in distributions from Non-Controlled Affiliates, including:

•	$948 million from Lehman Brothers Asia Holdings, of which $813 million was distributed to LBHI; and

•	$530 million from LB UK RE Holdings Limited, of which $265 million was distributed to 314 Commonwealth Ave. Inc. and $211 million was distributed to LBHI.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended September 30, 2012

For the period subsequent to September 30, 2012:

•	Gross receipts of approximately $1.6 billion in October and November 2012, including;

¡	The receipt of approximately $312 million from a dividend and sale of part of the Company’s investment in Formula One;

¡	The continued sale of corporate loan positions for net proceeds of approximately $208 million, including $130 million related to the sale of the Company’s term loan to Tribune Company;

•

On November 26, 2012, the Company agreed to sell its ownership of Archstone to Equity Residential (“EQR”) and AvalonBay Communities, Inc. (“AVB”) for $2.685 billion in cash and 34,468,085 shares of EQR common stock and 14,889,706 shares of AVB common stock, which, as of December 19, 2012, constitute ownership positions of 9.2% and 11.5% in EQR and AVB, respectively, for LBHI and its affiliates. The Company expects that the sale will be consummated on or before March 26, 2013. Pursuant to the sale agreement, LBHI and its affiliates are prohibited from selling or hedging shares of EQR or AVB stock until April 25, 2013. The Company will exercise its business judgment to sell the shares in an orderly manner over time, and available cash will be distributed in accordance with the Plan.

Other Activities:

•	Distributions and Claims:

¡

On September 27, 2012 and October 1, 2012, the Company made its second distribution of approximately $10.5 billion to creditors with allowed unsecured claims. Approximately $7.7 billion of payments were distributed to third party creditors and $2.8 billion to Debtor and Debtor-Controlled Entities. Please see Docket No. 31082 for further details;

¡

Net unresolved claims decreased by approximately $6.4 billion to $181.8 billion as of October 31, 2012, from $188.2 billion as of June 30, 2012, due primarily to decreases in third party guarantee claims of $3.7 billion and derivative claims of $1.5 billion. As of September 30, 2012, unresolved claims are estimated to be allowed at approximately $52.4 billion. See Schedule 5.1 – Claims Reconciliation and Resolution Update for further details.

•	Non-Controlled Affiliates:

¡

LBIE declared its first dividend of 25.2 pence to all unsecured creditors whose claims have been admitted for dividend purposes for payment on November 30, 2012. As a result, LBCS received approximately GBP 10 million; however, LCPI’s distribution payment of approximately GBP 16 million for its agreed claim (in accordance with a previous settlement agreement) was withheld by LBIE due to certain litigation;

¡

A settlement agreement between the Trustee for the SIPA liquidation of LBI and the LBF Liquidators was reached on October 3, 2012. This settlement agreement will result in LBI allowing LBF a customer claim of approximately $190 million and an unsecured non-priority general creditor claim of $360 million.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended September 30, 2012

•	NYC Tax Settlement:

¡

On November 1, 2012, the Debtors entered into a settlement agreement with the City of New York, pursuant to which a cash payment was made in the amount of $113 million. This payment resolves the $627 million New York City Proof of Claim.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended September 30, 2012

3.	INVESTMENTS AND EXPENDITURES — Section 15.6(b)(ii)(B)

The following schedule denotes new investments in any asset or permitted expenditures in the period between July 1, 2012 and September 30, 2012 to preserve existing assets (in each case a single transaction or series of related transactions on a cumulative basis after the Effective Date in excess of $25 million):

Description
(in millions)
Commercial Real Estate - Deal 1 (Note 1)	$69

Corporate Loans - Lavena/Prosieben (Note 2)	29

Total Investments & Expenditures in Excess of $25 million	$98

Note 1: Refinancing of an existing loan on a portfolio of properties

Note 2: Additional funding on a Revolver position

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended September 30, 2012

4.	ASSET SALES, RESTRUCTURINGS AND OTHER – Section 15.6(b)(ii)(C)(1)

The following schedule denotes any restructurings, settlements and sales, including any realized gains or losses relative to the market value reported in the prior period balance sheet, and relative to undiscounted cash flow estimates as reported in the 2012+ Cash Flow Estimates for principal amounts, wind-downs or liquidations of the Debtors’ existing assets, in each case, solely with respect to any asset that has an estimated undiscounted cash flow principal amount greater than $50 million for derivatives, loans, or private equity or principal investments managed assets, and greater than $75 million for real estate managed assets. The aforementioned are referred to as “Significant Monetizations”:

($ millions)	Actual Principal Collected (2)	2012+ Cash Flow Estimates (3)	6/30/2012 Balance Sheets Value (4)	Realized Gain /(Loss) Relative to 2012+ Cash Flow Estimate (5)	Realized Gain /(Loss) Relative to 6/30/12 Balance Sheets Value (6)
Loans and Securitizations
Telefonica (Term Loan)	$16	$16	$16	$-	$-
Spruce Note	48	46	47	1	1
Verano Senior Note	33	33	33	-	(1)

Total Loans and Securitizations (7)	$96	$95	$96	$1	$-

Private Equity / Principal Investments (8)
Deal 1 (Equity)	$12	$12	$12	$-	$-
Cordillera Energy Partners (Equity)	6	4	4	2	2
Neuberger Berman Equity (Equity)	15	15	15	-	-
Kingfisher - Class A Notes (Equity)	47	32	33	14	13
GP and LP Stakes in PE and Hedge Funds	164	163	163	1	1

Total Private Equity / Principal Investments	$245	$227	$227	$18	$17

Derivatives (8)
Deal A	$206	$206	$206	$-	$-
Deal B	190	154	135	36	55

Total Derivatives	$396	$360	$341	$36	$55

Commercial Real Estate
Irvine MF Corp Loan (Debt)	$200	$200	$197	$-	$3
TPG Austin (Debt/Equity)	180	173	162	7	18
Vintners (Debt/Equity)	72	84	72	(12)	-

Total Commercial Real Estate	$452	$457	$431	$(5)	$21

Total Significant Monetizations	$1,189	$1,138	$1,095	$51	$93

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended September 30, 2012

Notes to Asset Sales, Restructurings and Other:

1.	All values that are exactly zero are shown as “-”. Values between zero and $0.5 million appear as “0”. Totals may not foot due to rounding.

2.	Partial monetizations below $5 million are not reflected above.

3.	Represents undiscounted cash flow of the estimated principal (and related accrued income, if any) amount reflected in the 2012+ Cash Flow Estimates for the asset.

4.	Represents the recorded value reported on the prior period balance sheet (as of June 30, 2012) for the asset.

5.	Represents the realized gain/(loss) relative to the 2012+ Cash Flow Estimates amount for the asset.

6.	Represents the realized gain/(loss) relative to the recorded value reported on the June 30, 2012 Balance Sheets for the asset.

7.	As of September 30, 2012, within Corporate Loans, there were 2 significant positions undergoing a restructuring. In aggregate, these assets had a total funded amount of $340 million. Subsequent to September 2012, the Company sold its funded position in Tribune Term Loan of approximately $170 million for approximately $130 million.

8.	Certain monetizations are anonymous due to confidentiality requirements.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended September 30, 2012

5.	CLAIMS UPDATE – Section 15.6(b)(ii)(D) (1)

5.1	CLAIMS RECONCILIATION AND RESOLUTION UPDATE

The following schedule is an update of the claims reconciliation and resolution process:

Lehman Brothers Holdings, Inc. and Other Debtors and Controlled Entities

Management’s Discussion & Analysis - Update to Claim Reconciliation and Resolution Process by All Debtors - 15.6 (b) (ii) (D)

September 30, 2012

($ billions)		Third Quarter Activity			September 30, 2012 Claims Balance
Claim Category	June 30, 2012 Claims Balance	Additional Allowed Claims	Change in Active Claims	September 30, 2012 Claims Balance	LBHI	LCPI	LBSF	Other Debtors
Direct Claims:
Debt	$99.8	$0.1	$(0.1)	$99.8	$99.0	$-	$-	$0.7
Derivatives	26.3	0.8	(0.8)	26.2	-	0.0	23.6	2.5
Other	23.9	0.1	(2.2)	21.7	12.0	7.7	0.1	1.9

Total Direct Claims	149.9	0.9	(3.1)	147.7	111.1	7.7	23.8	5.2

Affiliate Claims Direct	108.4	(0.1)	0.1	108.4	58.7	23.0	21.6	5.1
Affiliate Guarantee Claims	11.6	0.0	(0.0)	11.6	11.6	-	-	-
Third Party Guarantee Claims	88.1	1.3	(2.1)	87.3	87.3	-	-	-

Total Liabilities Subject to Compromise	358.0	2.2	(5.2)	355.0	268.7	30.7	45.3	10.2

Taxes Payable	1.1	-	-	1.1	1.0	0.0	0.0	0.0
Secured Claims Payable to Third parties	2.2	-	-	2.2	2.0	-	0.1	-

Total Claims	$361.3	$2.2	$(5.2)	$358.3	$271.8	$30.7	$45.5	$10.2

Allowed Claims as of September 30, 2012	$303.7	$2.2	$-	$305.9	$228.5	$30.7	$39.1	$7.6
Active Claims to be resolved	57.6	-	(5.2)	52.4	43.3	0.1	6.3	2.6

Total Claims	$361.3	$2.2	$(5.2)	$358.3	$271.8	$30.7	$45.5	$10.2

Less: Claims Distributions and adjustments (2)				(25.6)	(9.4)	(5.8)	(7.7)	$(2.8)

Net Claim Liability at September 30, 2012				$332.7	$262.5	$24.9	$37.8	$7.4

(1)	All values that are exactly zero are shown as “-”. Values between zero and $0.5 million appear as “0”. Totals may not foot due to rounding.

(2)	Includes distributions of approximately $25.3 billion ($22.5 billion from April 2012 and $2.8 billion on September 27, 2012) and adjustments of approximately $300 million associated with satisfied claims (primarily convenience claims).

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended September 30, 2012

5.2	SIGNIFICANT CLAIMS SETTLEMENTS

The following schedule is a description of the claim settlements for the quarter ended September 30, 2012 providing for the allowance in excess of $250 million of a Disputed Claim against the Debtors.

($ millions)
Debtor	Claim Number	Original Creditor	Claim Category	Filed Amount	Allowed Amount
LBHI	17120	OMX Timber Finance Investments II, LLC	Third Party Guarantee	$845	$442

In addition to the above claim, there were other claims allowed during the quarter for approximately $1.8 billion, none of which were allowed greater than $250 million.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended September 30, 2012

6.	LITIGATION UPDATE – Section 15.6(b)(ii)(E)

The following is a description of the Company’s significant affirmative litigation actions against third parties that are pending, including the damages sought by the Company.

Refer to the filed Balance Sheets as of March 31, 2012 for the status of litigation against the following third parties, as no material change has occurred since the filing of those Balance Sheets on July 30, 2012:

Ballyrock Litigation

SPV Avoidance Actions

Federal Tax Litigation

Michigan State Housing Development Authority Litigation

LMA Avoidance Actions Litigation

Refer to the filed Balance Sheets as of June 30, 2012 for the status of litigation against the following third party, as no material change has occurred since the filing of those Balance Sheets on October 12, 2012:

Fontainebleau Litigation

Litigation action updated for this filing. The additional disclosure is added at the end of each case discussion:

LBHI v. JPMorgan Chase Bank, N.A.

Prior to LBHI’s bankruptcy filing, JPMorgan Chase Bank., N.A. (“JPMorgan”) served as Lehman’s primary bank and provided clearing services to Lehman’s primary broker/dealer, LBI, pursuant to a clearance agreement, whereby JPMorgan executed trades and transactions with third parties on behalf of Lehman. Beginning in August 2008, JPMorgan required LBHI to execute a series of agreements pursuant to which LBHI purportedly became the guarantor, ultimately, of the obligations of all Lehman entities to JPMorgan and all of its affiliates. Up through September 12, 2008, in connection with these guaranties, LBHI pledged $8.6 billion of cash and cash equivalents and billions of dollars of securities as collateral to JPMorgan.

On May 26, 2010, LBHI and the Creditors’ Committee (the “Plaintiffs”) commenced an adversary proceeding in the Bankruptcy Court against JPMorgan, captioned Lehman Brothers Holdings Inc. v. JPMorgan Chase Bank, N.A. In the case, LBHI seeks a judgment that it is entitled to void the above-described agreements that it entered into with JPMorgan in the weeks prior to LBHI’s bankruptcy filing on the grounds that those agreements were fraudulent conveyances and/or unenforceable under state law. The Plaintiffs also seek to recover $8.6 billion of cash and cash equivalents, as well as the billions of dollars of securities transferred to JPMorgan, and all other damages occasioned by JPMorgan’s wrongful conduct under various bankruptcy and state law theories. The Plaintiffs filed their First Amended Complaint on September 15, 2010.

On February 17, 2011, JPMorgan filed amended counterclaims, asserting that JPMorgan was fraudulently induced to provide certain loans to LBI in the week following LBHI’s bankruptcy filing, and claiming as damages the value of any collateral JPMorgan is ordered to return to Plaintiffs pursuant to Plaintiffs’ claims in the First Amended Complaint. LBHI’s motion to dismiss JPMorgan’s amended counterclaims was fully briefed by July 18, 2011, and the motion is currently pending.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended September 30, 2012

On April 19, 2012, the Bankruptcy Court issued a decision on JPMorgan’s motion to dismiss ruling that the Safe Harbor provisions of the Bankruptcy Code required dismissal of LBHI’s claims based upon constructive fraudulent conveyance and preference, but denying JPMorgan’s motion in all other respects. LBHI will continue to prosecute all of its state law claims and its actual fraudulent conveyance claim, among others.

On October 19, 2011, LBHI filed an objection to JPMorgan’s proof of claim against LBI and LBHI, as guarantor, related to purported losses it incurred in connection with its clearing activities for LBI. LBHI seeks to reduce those claims based primarily on JPMorgan’s misconduct in connection with its liquidation of thousands of LBI securities it held as collateral. LBHI alleges that JPMorgan engaged in a commercially unreasonable liquidation, including self-dealing, which allowed JPMorgan to skim hundreds of millions in dollars from the sales proceeds that otherwise would have reduced the claim.

On September 15, 2012, LBHI, LBSF, LBCS and LBCC filed an objection and adversary proceeding against JPMorgan, J.P. Morgan Markets Limited (F/K/A Bear Stearns International Limited), J.P. Morgan Securities Ltd., J.P. Morgan Ventures Energy Corporation, JP Morgan Chase and Co., JPMorgan Bank Dublin (F/K/A Bear Stearns Bank PLC), Bear Stearns Credit Products Inc. and Bear Stearns Forex Inc., seeking to reduce and disallow over $2 billion in purported secured claims under derivative contracts and to recover hundreds of millions owed to Plaintiffs by Defendants under such contracts. On November 16, 2012, the Plaintiffs filed an amended objection and adversary proceeding seeking the same relief regarding the Defendants allegedly secured claims and recoveries sought by Plaintiffs under derivative contracts.

Citigroup Litigation

On February 8, 2012, LBHI, LBCC, LBSF, Lehman Brothers Commodity Services, and the Creditors’ Committee (collectively, “Plaintiffs”) filed a Complaint and Claims Objection in the Bankruptcy court against Citibank, N.A. (“Citibank”), Citigroup Global Markets Ltd., Citigroup Financial Products Inc., Citigroup Energy Inc. and Citi Canyon Ltd. (collectively, “Defendants”), captioned Lehman Brothers Holdings Inc. et al. v. Citibank, N.A., et al.

In the adversary proceeding, Plaintiffs assert a variety of causes of action under the Bankruptcy Code and state law that seek to: (i) recover $2 billion LBHI transferred to Citibank on June 13, 2008 pursuant to a Citibank request for “comfort” with respect to Citibank’s provision of clearing and settlement services principally to LBI, against which Citibank now claims a general right of setoff for any LBHI obligations, including $1.7 billion of purported obligations under derivatives contracts; (ii) recover $500 million transferred by LBHI to an LBI account at Citibank hours before the LBHI bankruptcy filing, against which Citibank exercised a setoff for LBI obligations; (iii) invalidate a guaranty entered into between Citibank and LBHI on September 9, 2008, that purported to expand the scope of obligations covered by a pre-existing LBHI guaranty to, inter alia, include clearance and settlement obligations of LBI; and (iv) recover approximately $200 million owed by Citibank to LBCC under the parties’ clearance agreement. Finally, Plaintiffs seek to reduce or disallow a variety of Defendants’ claims asserted against the named Lehman estates, most notably approximately $1.9 billion of claims arising under derivatives contracts, and to recover hundreds of millions of dollars owed by Defendants to Plaintiffs under such contracts. On November 16, 2012, the Plaintiffs filed an Amended Complaint and Claims Objection seeking the identical relief sought (and described above) in the original pleading filed on February 8, 2012.

Republic of Italy

On September 26, 2009, LBDP filed an action in the Civil Court of Rome against the Republic of Italy (the “Republic”) to recover amounts owed in connection with the termination of derivatives contracts entered into with the Republic in May 2005. LBDP contends that it validly sent notice to the Republic on

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended September 30, 2012

September 16, 2008 confirming termination of the derivatives contracts as of an effective date of September 23, 2008. LBDP claims the Republic owes it $21,913,827.90, plus applicable interest, in addition to the $15,725,231.31 it already paid in connection with the termination of the contracts. The Republic disputes the effective date of termination as alleged by LBDP, contending that the contracts were not validly terminated until November 4, 2008 because of technical defects with LBDP’s notice, and that it does not owe LBDP any amount in addition to what it has already paid. By decision of March 16, 2012, the Civil Court of Rome rejected LBDP’s argument regarding the effectiveness of the termination date it designated, ruling that LBDP failed to follow the express provisions of the parties’ contract. LBDP appealed the decision on April 16, 2012.

The hearing date for the appeal has been scheduled for May 25, 2016.

Turnberry Litigation

On February 27, 2009, Turnberry/Centra Sub, LLC, Turnberry/Centra Office Sub, LLC., Turnberry Retail Holding, L.P., Jacquelyn Soffer and Jeffrey Soffer (collectively, “Plaintiffs”) filed an adversary proceeding against LBHI and Lehman Brothers Bank, FSB (“LBB”; collectively referred to as “Lehman” or “Defendants”) in the Bankruptcy Court, based on Lehman’s alleged wrongdoing in connection with financing for the Town Square project in Las Vegas, Nevada. In the original complaint and amended complaint filed thereafter, Plaintiffs allege that Lehman committed breaches of contract and other wrongdoing, including engaging in fraud, by failing to honor draw requests under an interim financing agreement, dated July 25, 2007, between LBHI and the Soffers following LBHI’s chapter 11 filing and by failing to provide permanent financing for the Town Square project as promised. On November 17, 2011, Plaintiffs filed an amended complaint adding claims based on Lehman’s alleged misrepresentations concerning its financial condition. Defendants filed an answer and counterclaims to the original complaint, denying the claims and seeking recovery against the Soffers as the borrowers under the interim financing agreement under which the Soffers owe approximately $87.5 million. Defendants filed a motion to dismiss all but the breach of contract claim in the amended complaint on January 13, 2012.

At the status conference held on June 13, 2012, Plaintiffs agreed to dismiss their fraud-based claims that were subject to the motion to dismiss. At a subsequent status conference held on August 15, 2012, following unsuccessful efforts to settle the case, the Bankruptcy Court ruled from the bench and granted Lehman’s motion to dismiss all remaining claims subject to the motion and issued an order on August 30, 2012 confirming that ruling. The only remaining claim is one for breach of contract based on alleged failures to fund.

On September 13, 2012, Plaintiffs filed a motion for reconsideration of the Bankruptcy Court’s dismissal of one of the claims (Count III for promissory estoppel), or, in the alternative for leave to amend that portion of the amended complaint.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended September 30, 2012

7.	COSTS AND EXPENSES- Section 15.6(b)(ii)(F)

The Company reports material costs and expenses on a cash basis in the monthly Post-Effective Operating Reports. Many of the engaged professionals send invoices to the Company two or more months after the dates for which the services are rendered. Payments of certain amounts for services rendered prior to the Effective Date have been withheld pending approval of the Bankruptcy Court. The cash disbursements for the Company’s material costs and expenses paid through the September 30, 2012, were:

($ millions)	Actual		2012+CFE
	QTR Ended	YTD	2012 Full
	September 2012	September 2012	Year Estimate
Professional Fees (1) (2)	$51	$194	$348
Compensation and Benefits (3)	47	213	246
Outsourced Services & IT Activities	25	67	84
Other Operating Disbursements	13	36	36

Total Costs & Expenses	$137	$511	$714

Notes:

1.	It is anticipated that the professional fee disbursements in the fourth quarter 2012 will be significantly higher than the third quarter of 2012, primarily attributable to the timing of payments to professional vendors for services performed in 2012, as well as payments for holdbacks and final fee applications, incentive fees and other fees approved by the Bankruptcy Court.

2.	For additional information, please refer to the Monthly Schedule of Professional Fees filed with the Bankruptcy Court.

3.	Compensation and Benefits include amounts paid in the first quarter of 2012 to employees for bonuses for 2011, as well as amounts paid to Alvarez & Marsal as interim management.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended September 30, 2012

APPENDIX A             GLOSSARY OF TERMS

TERM	DEFINITION
2012+ Cash Flow Estimates, also “2012+ CFE”	The Company’s updated outlook of estimated receipts and disbursements in a report filed on July 25, 2012 (Docket 29641)
Archstone	Archstone Enterprise LP
Bankruptcy Court	The United States Bankruptcy Court for the Southern District of New York
Company

Lehman Brothers Holdings Inc. and entities that are directly or indirectly controlled by LBHI as Plan Administrator, including its management and board of directors; excludes, among others, those entities that are under separate administrations in the United States or abroad

Debtors	LBHI and certain of its direct and indirect subsidiaries that filed for protection under Chapter 11 of the Bankruptcy Code
Disclosure Statement	The Disclosure Statement for the Third Amended Joint Chapter 11 Plan, filed August 31, 2011
LBCC	Lehman Brothers Commercial Corp.
LBDP	Lehman Brothers Derivatives Products Inc.
LBF	Lehman Brothers Finance S.A.
LBHI	Lehman Brothers Holdings Inc.
LBI	Lehman Brothers Inc.
LBIE	Lehman Brothers International (Europe)
LCPI	Lehman Commercial Paper Inc.
Non-Controlled Affiliates	Entities being managed by another Administrator
MD&A	Management’s Discussion & Analysis
Plan	The Third Amended Joint Chapter 11 Plan, filed August 31, 2011 and confirmed December 6, 2011

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Financial Instruments Summary and Activity (1)

July 1, 2012 - September 30, 2012

(Unaudited)	As of September 30, 2012					(Activity 07/01/12 - 09/30/12)

$ in millions	Encumbered (2)	Unencumbered		As Reported June 30, 2012 Total		Transfers and Reclassifications	Fair Value / Recovery Value Change (4)	Cash (3)
			Total		Change			(Receipts)	Disbursements
Commercial Real Estate (CRE)
Debtors:
Lehman Brothers Holdings Inc.	$-	$310	$310	$284	$26	$0	$12	$(54)	$69
Lehman Commercial Paper Inc.	1,650	1,475	3,124	3,637	(513)	(5)	16	(538)	14
PAMI Statler Arms LLC	-	0	0	0	0	-	-	-	-
Lux Residential Properties Loan Finance S.a.r.l	-	619	619	619	(0)	-	-	-	-
LB Rose Ranch LLC	-	4	4	4	(0)	-	-	-	-

Subtotal Debtors	1,650	2,408	4,057	4,544	(487)	(5)	28	(592)	82
Debtor-Controlled	-	5,152	5,152	5,329	(177)	(0)	15	(213)	21

Total Commercial Real Estate	1,650	7,560	9,210	9,873	(664)	(5)	43	(805)	104

Loans and Residential Real Estate (Loans and RESI)
Debtors:
Lehman Brothers Holdings Inc.	90	184	274	374	(100)	(1)	0	(99)	-
Lehman Brothers Special Financing Inc.	-	11	11	11	-	-	-	-	-
Lehman Commercial Paper Inc.	-	1,241	1,241	1,318	(77)	(1)	74	(198)	48

Subtotal Debtors	90	1,436	1,526	1,702	(177)	(2)	74	(297)	48
Debtor-Controlled	1	343	344	346	(2)	2	10	(13)	-

Total Loans and Residential Real Estate	91	1,780	1,870	2,048	(179)	-	84	(310)	48

Private Equity / Principal Investments (PEPI)
Debtors:
Lehman Brothers Holdings Inc.	-	399	399	455	(56)	-	19	(74)	0
Lehman Commercial Paper Inc.	-	470	470	496	(26)	1	25	(52)	-

Subtotal Debtors	-	869	869	951	(82)	1	43	(126)	0
Debtor-Controlled	325	2,874	3,199	3,375	(176)	7	(12)	(194)	23

Total Private Equity / Principal Investments	325	3,742	4,067	4,325	(259)	7	32	(320)	23

Derivative Receivables and Related Assets (Derivatives)
Debtors:
Lehman Brothers Special Financing Inc.	43	1,920	1,963	2,441	(478)	-	148	(626)	-
Lehman Brothers Commodity Services Inc.	-	17	17	32	(15)	-	(2)	(13)	-
Lehman Brothers OTC Derivatives Inc.	-	104	104	103	1	-	1	(1)	-
Lehman Brothers Commercial Corp.	-	15	15	13	2	-	9	(7)	-
Lehman Commercial Paper Inc.	-	-	-	2	(2)	-	7	(9)	-
Other Debtors	-	71	71	70	1	-	6	(5)	-
Subtotal Debtors	43	2,127	2,170	2,662	(491)	-	170	(661)	-

Debtor-Controlled	-	37	37	39	(2)	-	(0)	(1)	-

Total Derivative Receivables and Related Assets	43	2,164	2,207	2,700	(493)	-	169	(662)	-

Totals	$2,109	$15,246	$17,355	$18,947	$(1,594)	$2	$328	$(2,097)	$175

Notes:

All values that are exactly zero are shown as “–”. Values between zero and $500,000 appear as “0”. Refer to the accompanying Notes to the Balance Sheets for further discussion.

(1)	This schedule reflects inventory activity between the July 1, 2012 and September 30, 2012 Balance Sheets.

(2)	Encumbered assets include: (i) LCPI assets for $1,650 million encumbered to SASCO; (ii) Intercompany-Only Repurchase transactions for $90 million and Other for $325 million, all encumbered to LCPI; (iii) Real estate owned (“REO”) assets for $1 million encumbered to LBHI; and (iv) $43 million encumbered to collateralized lenders.

(3)	Cash receipts include $74 million in Loans and $16 million in CRE related to unsettled sales that are recorded as accounts receivables in “Receivables from Controlled Affiliates and other assets”. Cash receipts and disbursements in Derivatives include collections on open and terminated trades, net of purchases of SPV notes and hedging activities. (Amounts may differ from previously filed Schedule of Cash Receipts and Disbursements mainly due to unsettled transactions and timing and classification differences.)

(4)	The CRE portfolio was valued as of June 30, 2012 adjusted for cash activity from July 1, 2012 to September 30, 2012. Amounts reflected in the “Fair Value / Recovery Value Change” column represent adjustments for the Company’s judgment as to fair value/recovery value and include the changes in valuation on assets encumbered to another legal entity which has the economic interest.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Commercial Real Estate - by Product Type

As of September 30, 2012

(Unaudited)

$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Other Debtor Entities	Total Debtor Entities	SASCO 2008 C-2 LLC	Property Asset Management Inc.	PAMI Holdings LLC	Other Debtor- Controlled Entities (4)	Total LBHI Controlled Entities	Cost and Unpaid Principal Balances(5)

Commercial Real Estate
North America
Whole loans
Senior	$67	$148	$-	$215	$95	$6	$8	$52	$376	$ 839
B-notes/Mezzanine	73	336	-	409	6	-	-	2	416	758
Corporate Loans	-	-	-	-	-	-	-	-	-	-
Equity	53	519	619	1,191	1,465	267	218	3,408	6,548	9,836
Real Estate Owned	1	209	4	214	357	255	297	166	1,289	3,847
Other	21	11	0	33	0	8	2	20	64	167

Subtotal	216	1,223	623	2,061	1,923	536	525	3,648	8,693	15,447
Europe
Whole loans
Senior	-	17	-	17	-	-	-	-	17	44
B-notes/Mezzanine	71	201	-	272	-	-	-	-	272	357
Equity	12	34	-	46	-	-	-	150	196	519
Other	11	-	-	11	-	-	-	-	11	2

Subtotal	94	252	-	346	-	-	-	150	496	923
Asia
Whole loans
Senior	-	-	-	-	-	-	-	11	11	49
Equity	-	-	-	-	-	-	-	8	8	27
Other	-	-	-	-	-	-	-	1	1	6

Subtotal	-	-	-	-	-	-	-	20	20	82

Securitization Instruments(2)	0	0	-	1	-	-	-	-	1	1

Total Commercial Real Estate(1)	$310	$1,475	$623	$2,408	$1,923	$536	$525	$3,818	$9,210	$16,452

Assets held for the benefit of: (3)
SASCO	-	1,650	-	1,650	(1,650)	-	-	-	-

	$-	$1,650	$-	$1,650	$(1,650)	$-	$-	$-	$-

Total per Balance Sheets	$310	$3,124	$623	$4,057	$274	$536	$525	$3,818	$9,210	$16,452

Notes:

(1)

The amounts included in Total Commercial Real Estate reflect by legal entity the unencumbered assets held by that entity and the economic interests in the assets held by another legal entity. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)

These financial instruments include Mezzanine Notes and retained equity interests that were issued by the Verano securitization structure. Refer to the Notes to the Balance Sheets for further discussion.

(3)	“Assets held for the benefit of” represents a reconciliation of the assets encumbered from one legal entity to another legal entity that holds the economic interest.

(4)	Primarily includes the Archstone acquisition entities.

(5)

Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principal balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are approximately 60 portfolio investments recorded at zero fair value with a cost/ unpaid principal balance of approximately $740 million that are not included in the schedule above.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Commercial Real Estate - By Property Type And Region(1)

As of September 30, 2012

(Unaudited)

$ in millions	North America	Europe	Asia	Total	Cost and Unpaid Principal Balances(2)
Commercial Real Estate
Senior Whole Loans
Office/Industrial	$148	$-	$-	$148	$203
Hotel	75	-	-	75	115
Multi-family	0	-	-	0	1
Retail	-	12	11	23	66
Condominium	22	5	-	27	198
Land	120	-	-	120	327
Other	11	-	-	11	23

Total Senior Whole Loans by Type	376	17	11	404	933

B-Note/Mezz Whole Loans
Office/Industrial	350	169	-	519	846
Hotel	6	101	-	107	127
Multi-family	24	2	-	26	32
Retail	8	-	-	8	18
Condominium	25	-	-	25	89
Land	3	-	-	3	4

Total B-Notes/Mezz Whole Loans by Type	416	272	-	689	1,116

Equity
Office/Industrial	320	102	-	422	1,319
Hotel	55	49	5	109	252
Multi-family	5,984	3	-	5,988	8,236
Retail	2	-	2	4	4
Mixed-use	-	29	-	29	61
Condominium	16	-	-	16	61
Land	72	12	-	83	322
Other	99	-	2	100	127

Total Equity by Type	6,548	196	8	6,752	10,381

Real Estate Owned
Office/Industrial	218	-	-	218	547
Hotel	428	-	-	428	537
Multi-family	110	-	-	110	171
Condominium	42	-	-	42	240
Land	417	-	-	417	2,031
Other	75	-	-	75	321

Total Real Estate Owned by Type	1,289	-	-	1,289	3,847

Other	64	11	0	75	175

Securitization Instruments	1	-	-	1	1

Total Commercial Real Estate	$8,693	$496	$20	$9,210	$16,452

Notes:

(1)	This schedule reflects encumbered and unencumbered assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principle balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are approximately 60 portfolio investments recorded at zero fair value with a cost/ unpaid principal balance of approximately $740 million that are not included in the schedule above.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Loan Portfolio by Maturity Date and Residential Real Estate(1)

As of September 30, 2012

(Unaudited)

$ in millions

	Debtor Entities
Maturity Date by Year	Lehman Brothers Holdings Inc.	Lehman Brothers Special Financing Inc.	Lehman Commercial Paper Inc.	Debtor - Controlled Entities	Total LBHI- Controlled Entities

	Notional (2)

2012	$-	$-	$64	$25	$89
2013	-	-	85	-	85
2014	-	-	275	124	399
2015	7	-	597	140	744
2016 and over	21	-	659	25	706

Subtotal Loans	29	-	1,679	314	2,022

Securitization Instruments (4)	134	-	138	-	271

Residential Real Estate (5)	221	-	305	125	651

Total Loans and Real Estate	$383	$-	$2,122	$439	$2,944

	Fair Value (3)

2012	$-	$-	$63	$25	$88
2013	-	-	71	-	71
2014	-	-	225	121	347
2015	7	-	431	121	559
2016 and over	15	-	279	10	303

Subtotal Loans	21	-	1,070	277	1,368

Equity positions - Loans	-	11	44	2	57

Securitization Instruments (4)	134	-	32	-	166

Residential Real Estate (6)	119	-	94	65	279

Total Loans and Real Estate	$274	$11	$1,241	$344	$1,870

Notes:

(1)	This schedule reflects loans and residential real estate assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Represents the remaining outstanding principal balance on only loans by stated maturity dates.

(3)	Fair value balances as of September 30, 2012 include discount amounts on unfunded commitments.

(4)	These financial instruments include Mezzanine Notes and retained equity interests that were issued by the Verano securitization structure.

(5)	Cost information primarily represents: (i) for whole loans and warehouse lines (FV $169 million / Cost $471 million), the remaining outstanding principal balance; (ii) for REO (FV $18 million / Cost $38 million), the unpaid principal balance as determined in the loan as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership; (iii) for mortgage backed securities (“MBS”) (FV $71 million / Cost $141 million), the initial Class Principal amount or $100. MBS consists of Excess Spread, Residual, Interest-Only and Subordinated tranches. Cost information for MBS with a fair market value < $100, legal claims and mortgage servicing rights are not included. The decrease in the cost and unpaid principal balance from June, 30 2012 of approximately $316 million primarily relates to a change in the methodology used for MBS. In previously filed Balance Sheets, the cost value represented the face/notional of the MBS.

(6)	LBHI inventory balance includes approximately $90 million of Intercompany-Only Repurchase transactions assets that are encumbered to LCPI. Debtor-Controlled Entities inventory balance includes $1 million of REO assets that are encumbered to LBHI.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Private Equity / Principal Investments by Legal Entity and Product Type

As of September 30, 2012

(Unaudited)

$ in millions	Private Equity Platform	Direct Investments(3)	GP/LP Investments(4)	Securitization Instruments (7)	Total (1)	Assets held for the benefit of LCPI (6)	Total per Balance Sheets
By Legal Entity
Debtors:
Lehman Brothers Holdings Inc.	$16	$135	$175	$74	$399	$-	$399
Lehman Commercial Paper Inc.	-	471	-	324	795	(325)	470

Total Debtors	16	605	175	398	1,194	(325)	869

Debtor-Controlled:
LB I Group Inc. (2)	301	679	693	-	1,673	325	1,998
Other Debtor-Controlled	356	228	617	-	1,201	-	1,201

Total Debtor-Controlled	657	907	1,309	-	2,873	325	3,198

Total	$673	$1,512	$1,484	$398	$4,067	$-	$4,067

By Product Type
Private Equity / Leveraged Buy Outs (“LBOs”)	$207	$1,254	$485	$-	$1,945
Venture Capital	34	16	12	-	62
Fixed Income	43	230	158	-	432
Real Estate Funds	306	-	1	-	306
Hedge Funds	-	-	812	-	812
Securitization Instruments	-	-	-	398	398
Other(5)	83	12	17	-	112

Total	$673	$1,512	$1,484	$398	$4,067

Investments at cost(8)	$1,127	$2,316	$1,777	$-	$5,220
Unpaid Principal Balances(9)	$8	$408	$-	$689	$1,104

Notes:

(1)	The amounts include the unencumbered assets held by a legal entity and the economic interests in the assets held by another legal entity. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	LB I Group Inc. (read LB “one” Group Inc.) is a major Debtor-Controlled entity. LB I Group Inc. is presented on a consolidated basis.

(3)	Direct Investments (Private Equity / LBOs) includes $242 million recorded for common equity interests in NBG as of September 30, 2012, reflecting the fair value as of such date.

(4)	Represents Limited Partner (“LP”) interests in investment funds and General Partner (“GP”) ownership interests in Fund Sponsors.

(5)	“Other” includes foreign and domestic publicly traded equities, and other principal or private equity investments.

(6)	“Assets held for the benefit of LCPI” represents a reconciliation of the assets encumbered from LB I Group to LCPI.

(7)	The balance includes the Kingfisher Note of $313 million, the value of which is determined by underlying collateral and an estimated recovery of a claim filed against a Non-Controlled Affiliate.

(8)	Cost information primarily includes: (i) for direct equity investments and hedge funds, the total amount funded net of distributions deemed return of capital; (ii) for partnership interests with no redemptions, the original amount funded; (iii) for partnership interests with redemptions or distributions, the ratio of cost to fair value for the underlying portfolio assets applied to the Net Asset Value for the Company’s positions; (iv) value for assets that have been recorded at de minimis fair value amounts; and (v) for NBG, the restructured value of the common equity at April 30, 2009, reduced by NBG’s purchases of common equity.

(9)	Represents the remaining outstanding principal balance on corporate loans and excludes cost information relating to fixed income funds which are included in ‘Investments at cost’.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors

Derivatives Assets and Liabilities(1)

As of September 30, 2012

(Unaudited)

$ in millions	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Brothers OTC Derivatives Inc.	Lehman Brothers Commercial Corporation	Lehman Commercial Paper Inc.	Lehman Brothers Financial Products Inc.	Lehman Brothers Derivative Products Inc.	Merit LLC	Total Debtors

Assets - Receivables, Net

Open ($)	$263	$-	$0	$-	$-	$31	$-	$-	$294
Terminated / Matured ($)	1,249	17	13	15	0	10	-	-	1,303

Total	1,512	17	13	15	-	41	-	-	1,597
Other Derivative Related Assets (2)	451	0	91	-	-	5	-	25	573

Total Derivatives and Related Assets	$1,963	$17	$104	$15	$-	$46	$-	$25	$2,170

# of Counterparty contracts
Open	165	-	3	-	-	2	-	-	170
Termed / Matured	309	20	8	67	4	29	2	-	439

Total	474	20	11	67	4	31	2	-	609

SPV Receivables (5)	$1,056	$-	$-	$-	$-	$9	$-	$-	$1,064

Liabilities - Payables

Agreed (3)	$(17,704)	$(1,214)	$(463)	$(313)	$(39)	$(57)	$(62)	$-	$(19,853)
Pending Resolution (4)	(5,944)	(211)	(39)	(120)	(30)	(0)	(17)	-	(6,361)

Total	$(23,648)	$(1,425)	$(502)	$(433)	$(69)	$(58)	$(79)	$-	$(26,214)

# of Counterparty contracts	1,762	188	113	150	2	10	40	-	2,265

Notes:
(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion regarding derivative amounts recorded.

(2)	Amounts primarily include notes in various corporations and special purpose vehicles, deposits with various brokers for futures and OTC hedges, equity positions, shares of hedge funds, and notes issued by a Debtor and a Non-Controlled Affiliate.

(3)	Agreed is defined as: (i) claims that are recorded at values agreed upon with counterparties and classified as allowed in the claims register as reported by Epiq Bankruptcy Solutions (“Epiq”) as of September 30, 2012; and (ii) claims that are recorded at values agreed to by the Company, but not classified as allowed in the claims register by Epiq as of September 30, 2012.

(4)	Pending Resolution includes open, terminated and matured derivative transactions that are recorded at expected claim amounts estimated by the Company.

(5)	Represents the portion of derivatives receivables resulting from transactions with counterparties deemed as special purpose vehicles including receivables from entities that structurally subordinate the rights of the Debtor.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Unfunded Lending and Private Equity / Principal Investments Commitments (1)

As of November 30, 2012

(Unaudited)

	Debtor Entities
$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Total Debtor Entities	Debtor- Controlled Entities	Total LBHI Controlled Entities
Real Estate
Commercial	$10	$64	$73	$6	$79

Loans (2)	-	81	81	-	81

Private Equity / Principal Investments
Private Equity Platform	-	-	-	270	270
Direct Investments	-	39	39	1	40
GP / LP Investments	11	-	11	102	113

Total	11	39	50	373	422

Total	$20	$184	$204	$379	$583

Notes:

(1)

The schedule includes fully and partially unfunded commitments as of November 30, 2012, under corporate loan agreements and real estate and private equity partnerships made by the Company prior to the Chapter 11 cases.